UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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DELPHI TECHNOLOGIES PLC

(Name of Registrant as Specified In Its Charter)

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To our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Delphi Technologies PLC to be held on Thursday, April 25, 2019, at 9:00 a.m. local time, at the London Marriott Hotel Park Lane, 140 Park Lane, London, W1K 7AA, United Kingdom.

The following Notice of Annual General Meeting of Shareholders and Proxy Statement describes the business to be conducted at the annual meeting. You can find financial and other information about Delphi Technologies in the accompanying Form 10-K for the fiscal year ended December 31, 2018. These materials are also available on Delphi Technologies’ website, delphi.com.

Your vote is very important to Delphi Technologies. Prior to the meeting, I encourage you to sign and return your proxy card or use telephone or Internet voting so that your shares will be represented and voted at the meeting.

Thank you for your continued support. We look forward to seeing you on April 25, 2019.

Sincerely,

Richard F. Dauch

Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

You are invited to attend the 2019 Annual General Meeting of Shareholders of Delphi Technologies PLC (“Delphi Technologies” or the “Company”). This notice contains important information about the Annual Meeting, including how you can make sure your views are represented by voting, and how you can access important information online.

Sincerely, James D. Harrington, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

MEETING INFORMATION

Date	Location	Your vote is important

Thursday, April 25, 2019 9:00 a.m. Local Time	London Marriott Hotel Park Lane 140 Park Lane London, W1K 7AA United Kingdom	Please promptly submit your vote by Internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form.

PURPOSE OF MEETING

To present the accounts of the Company for the fiscal year ended December 31, 2018, together with the auditor’s reports on those accounts, to the shareholders at the Annual Meeting and passing the following resolutions, and to transact such other business as may properly come before the Annual Meeting.

Ordinary Proposals (Proposals 1 – 11)

•   Elect the 10 Director nominees named in the accompanying proxy statement, with each nominee being the subject of a separate resolution.

•   Ratify the selection of Ernst & Young LLP as independent auditor for 2019 and that the directors be authorized to determine the fees paid to the auditors.

Advisory, Non-Binding Proposal (Proposal 12)

•   Approve, on an advisory, non-binding basis, the compensation paid to our named executive officers, as described in the Proxy Statement.

VOTING Q&As

Who can vote?

Shareholders at the close of business on February 25, 2019, the record date.

How many votes do I get?

One vote on each proposal for each share held of record as of the record date.

How many shares are entitled to vote?

88,531,666 shares.

How many votes are needed to approve a proposal?

A simple majority of votes cast; abstentions and broker non-votes generally are not counted and have no effect.

ACCESS PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 25, 2019

Our Proxy Statement and Annual Report on Form 10-K are available at http://www.edocumentview.com/DLPH.

This Notice of Annual Meeting and the Proxy Statement are being distributed or made available on or about March 15, 2019.

Further information regarding the business to be conducted and the proposals is set out in the Proxy Statement and other proxy materials, which can be accessed by following the instructions listed above.

You are entitled to appoint one or more proxies to attend the Annual Meeting and vote on your behalf. Your proxy does not need to be a shareholder of the Company. Instructions on how to appoint a proxy are set out in the Proxy Statement and on the proxy card.

PLEASE NOTE THAT YOU WILL NEED PROOF THAT YOU OWN DELPHI TECHNOLOGIES SHARES AS OF THE RECORD DATE TO BE ADMITTED TO THE ANNUAL MEETING. IF YOUR SHARES ARE HELD FOR YOUR ACCOUNT IN THE NAME OF A BROKER, BANK OR OTHER NOMINEE, WE WILL ACCEPT A CURRENT BROKERAGE STATEMENT OR LETTER FROM YOUR STOCKHOLDER. HOWEVER, IF YOU WISH TO VOTE SUCH SHARES IN PERSON AT THE ANNUAL MEETING YOU MUST ALSO HAVE A PROXY ISSUED IN YOUR NAME.

CHAIRMAN’S LETTER

Dear Shareholders:

As I reflect back on 2018, I see a year where we:

•	Established Delphi Technologies as a standalone enterprise.

•	Secured conquest wins in both our power electronics and software & controls portfolios with the world’s largest automakers.

•	Improved our Aftermarket margins and operating profits.

•	Broke ground on three new plants in Poland, Mexico and China to create new electronic capabilities closer to our customer’s growing needs.

•	Announced key collaborations with PolyCharge and TomTom to give us technological advantages in future propulsion; enabling vehicles to drive Cleaner. Better. Further.

•	Selected an experienced and successful chief executive officer for Delphi.

But — let’s be frank. We also struggled in 2018. The faster-than-expected shift in the light diesel segment and a significantly weaker China market were among the factors that influenced our bottom line and our stock performance.

While I view these challenges as short-term, with many beyond our ability to control, it remains our job to create and operate a global company that’s built to overcome such headwinds. We expect nothing less of ourselves.

That is why in 2019, we are initiating definitive actions such as eliminating unnecessary costs and bureaucracy across the company, continuing to develop industry leading and cutting edge propulsion technology, and driving operational and financial performance using proven LEAN systems to meet such challenges with a sense of urgency and discipline. It’s also why our new chief executive officer, Richard F. Dauch, is the best person to lead our team in these pursuits. Rick is a seasoned industry executive with an impressive background in operations and as a chief executive officer of both public and private companies. He is an established leader with an open, honest and performance-driven approach. He often sees what others miss; listens to what others don’t want to hear; and acts when others don’t. He is deliberate, decisive and driven to make a difference.

He believes, as do I, that Delphi Technologies is keenly positioned to create shareholder value. We have much in our favor, including a broad portfolio of sought-after electric, hybrid, and internal combustion propulsion solutions. Our investment strategies are aimed at driving long-term growth and returns. We are committed to creating a lean, agile enterprise designed to capitalize on shifting market dynamics and deliver profit improving growth over the long term.

In 2019 we will continue on our journey to a better tomorrow.

Timothy M. Manganello

Chairman

2019 PROXY STATEMENT — SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Date: April 25, 2019

Time: 9:00 a.m. local time

Location: London Marriott Hotel Park Lane

                140 Park Lane, London, W1K 7AA

                United Kingdom

GENERAL INFORMATION

Record Date: February 25, 2019

Shares Outstanding†: 88,531,666

Ticker Symbol: (NYSE: DLPH)

Registrar: Computershare Investor Services

Company Address: 1 Angel Court

                                 London, EC2R 7HJ

                                 United Kingdom

Investor Relations Website: ir.delphi.com

† As of Record Date

SHAREHOLDER RESOLUTIONS

Proposal	Board Recommendation
Election of Directors	FOR
Ratification of the Appointment of Independent Auditor	FOR
Advisory Vote to Approve Executive compensation	FOR

BOARD OF DIRECTORS

Director Nominees: 10

Robin J. Adams†

Joseph S. Cantie†

Nelda J. Connors†

Gary L. Cowger†

Richard F. Dauch (CEO)

David S. Haffner†

Helmut Leube†

Timothy M. Manganello (Chairman)†

Hari N. Nair†

MaryAnn Wright†

Director Term: One year

Board Committees: 5

Audit

Compensation and Human Resources

Finance

Innovation and Technology

Nominating and Governance

† Independent

GOVERNANCE HIGHLIGHTS

Board Practices

9 of 10 Nominees independent

Separate CEO and Chairman

Regular Board and Committee evaluations

Strategy and risk oversight by full Board

Other Best Practices

Annual “say on pay” advisory vote

Shareholder right to call special meetings

Stock ownership guidelines

Clawback policy

Anti-hedging, Anti-pledging policies

No excise tax gross-ups

ELECTION OF DIRECTORS (PROPOSALS 1 TO 10)

SUMMARY

At the Annual Meeting, 10 directors will be elected, with each director being the subject of a separate proposal. The Nominating and Corporate Governance Committee (“Governance Committee”) evaluated the nominees in accordance with the Governance Committee’s charter and our Corporate Governance Guidelines and submitted the nominees to the full Board for approval. Effective January 7, 2019, the Board elected Richard Dauch as a member of the Board. All other nominees are current Board members who were elected by shareholders at the 2018 Annual Meeting.

*	Inclusive of service on the Board of Directors of Aptiv PLC (formerly known as Delphi Automotive PLC), the Company’s sole stockholder prior to December 5, 2017.

ELECTION OF DIRECTORS

The Board’s Nominees for Director

Set forth below is information about the Board’s director nominees, including their name and age, recent employment or principal occupation, their period of service as a Delphi director, the names of other companies for which they currently serve as a director or have served as a director in the past, and a summary of their specific experiences, qualifications, attributes, and skills. The Board has been informed that each nominee is willing to continue to serve as a director. Collectively, we believe these nominees represent the proper mix of qualifications, skills, and expertise to provide effective oversight of the business and quality advice and counsel to management.

The Board of Directors recommends a vote FOR each nominee below. If you complete the enclosed proxy card, unless you direct to the contrary, the shares represented by that proxy will be voted FOR each nominee.

ELECTION OF DIRECTORS

Timothy M. Manganello

Chairman, Delphi Technologies PLC

69 years old

Director since: 2015

Committees

Nominating and Governance

Current and Prior Directorships

Bemis Company Inc. (Chair), Aptiv plc (2015 to 2017), BorgWarner Inc. (2002 to 2013), Zep Inc. (2011 to 2015), Chicago Federal Reserve Bank, Detroit branch (Chair 2007 to 2011)

Background

Mr. Manganello served as Chief Executive Officer of BorgWarner Inc., a global automotive supplier, from 2003 to 2012 and as Executive Chairman from 2003 to 2013. Previously, he served as President and Chief Operating Officer, among other executive roles. Mr. Manganello earned both undergraduate and master’s engineering degrees from the University of Michigan. He also completed the Advanced Management Program at Harvard Business School.

Reasons for Nomination

As the retired Chairman and CEO of an automotive supply company and global public company, Mr. Manganello offers the Board valuable experience in automotive operations, international sales, operations and engineering, as well as corporate governance, strategic and financial management skills.

Richard F. Dauch

Chief Executive Officer, Delphi Technologies PLC

58 years old

Director since: 2019

Committees

None

Current and Prior Directorships

Spartan Motors Inc., Koch Enterprises, Inc. (2013 to 2019)

Background

Mr. Dauch became Chief Executive Officer on January 7, 2019. Prior to joining the Company he served, since February 2011, as President and Chief Executive Officer of Accuride Corporation, a global automotive and commercial vehicle supplier. Mr. Dauch joined Accuride from Acument Global Technologies, where he served as President and Chief Executive Officer from June 2008. Prior to Acument, Mr. Dauch served as Executive Vice President for American Axle Manufacturing. Mr. Dauch’s corporate career was preceded by his service as an officer in the U.S. Army beginning in 1983 and concluding as a Light Infantry Company Commander with the 10th Mountain Division at Fort Drum, New York. He was also qualified as an Airborne-Ranger and expert infantryman. Mr. Dauch earned dual Master of Science degrees in management and engineering from the Massachusetts Institute of Technology (MIT), and is a graduate of the MIT Leaders for Manufacturing program. He earned a Bachelor of Science degree in engineering from the United States Military Academy at West Point, where he was a four-year football letterman.

Reasons for Nomination

Mr. Dauch was chosen to lead Delphi Technologies and serve as a member of the Board of Directors because of his significant experience leading the operations of global automotive suppliers and strong leadership skills.

ELECTION OF DIRECTORS

Robin J. Adams

Retired Vice Chairman

BorgWarner, Inc.

65 years old

Director since: 2017

Committees

Audit, Finance (Chair)

Current and Prior Directorships

Carlisle Companies Incorporated, Accuride Corporation (2013 to 2016), BorgWarner Inc. (Vice Chair 2005 to 2013)

Background

Mr. Adams served as the Chief Financial Officer of BorgWarner Inc., a global automotive supplier, from 2004 to 2012 and Chief Administrative Officer from 2004 to 2013. Prior to BorgWarner, Mr. Adams served as Executive Vice President-Finance and Chief Financial Officer of American Axle & Manufacturing Holdings, Inc. from 1999 to 2004. Mr. Adams is a Certified Public Accountant and holds a bachelor’s degree in business administration from North Park University and a master’s degree in business administration from DePaul University.

Reasons for Nomination

As the retired Vice Chairman and CFO of an automotive supply company and global public company, Mr. Adams brings the Board valuable enterprise risk management, financial and industry expertise.

Joseph S. Cantie

Retired Chief Financial Officer,

ZF TRW

55 years old

Director since: 2015

Committees

Audit (Chair), Finance

Current and Prior Directorships

Summit Materials, Inc., TopBuild Corp., Aptiv plc (2015 to 2017)

Background

Mr. Cantie served as the Executive Vice President and Chief Financial Officer of ZF TRW between 2015 and 2016 and held the same positions with TRW Automotive Inc. between 2003 and 2015. Previously, he held other executive positions at TRW Automotive Inc., which he joined in 1999. From 1996 to 1999, Mr. Cantie served in several executive positions with LucasVarity PLC, including serving as Vice President and Controller. Prior to joining LucasVarity, Mr. Cantie spent 10 years with KPMG LLP. Mr. Cantie is a Certified Public Accountant and holds a bachelor of science degree from the State University of New York at Buffalo.

Reasons for Nomination

As a seasoned financial executive, with extensive automotive supply and global public company experience, Mr. Cantie provides the Board significant enterprise risk management, financial and industry expertise.

ELECTION OF DIRECTORS

Nelda J. Connors

Chairman and Chief Executive Officer

Pine Grove Holdings, LLC

53 years old

Director since: 2017

Committees

Audit, Finance

Current and Prior Directorships

Boston Scientific Corporation, Echo Global Logistics, EnerSys, Inc., Federal Reserve Bank of Chicago, Atkore (2010 to 2011), Blount International (2012 to 2016), Clarcor Inc. (2016 to 2017), Vesuvius plc (2013 to 2016)

Background

Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, a privately held investment company that acquires and operates small-to-middle market businesses primarily focused in power generation, construction equipment, advanced material and aftermarket automotive end-markets. She served as President and Chief Executive Officer of Atkore International Inc., formerly the Electrical and Metal Products division of Tyco International from December 2010 until June 2011. Ms. Connors served as President of this Tyco division from 2008 to 2010. Prior to joining Tyco, she served as Vice President at Eaton Corporation, a global electrical and automotive supplier, from 2002 to 2008. Ms. Connors earned both undergraduate and graduate mechanical engineering degrees from the University of Dayton.

Reasons for Nomination

Ms. Connors brings to the Board her executive leadership skills and her experience in the areas of operations and financial management, quality, engineering and business strategy, as well as her knowledge of public company matters.

Gary L. Cowger

Retired Group Vice President,

General Motors Company

71 years old

Director since: 2009

Committees

Innovation and Technology, Nominating and Governance (Chair)

Current and Prior Directorships

Titan International, Inc., Aptiv plc (2009 to 2017), Tecumseh Products Company (2013 to 2015) (Chair 2014 to 2015)

Background

Mr. Cowger retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in 2009, a position he held since 2005. He is currently the Chairman and CEO of GLC Ventures, LLC, a consulting firm. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG and President of GM de Mexico. Mr. Cowger earned a bachelor of science degree from Kettering University and a master of science degree from the Massachusetts Institute of Technology.

Reasons for Nomination

Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board’s global perspective.

ELECTION OF DIRECTORS

David S. Haffner

Retired Chairman and Chief Executive Officer

Leggett & Platt, Inc.

66 years old

Director since: 2017

Committees

Compensation and Human Resources (Chair)

Current and Prior Directorships

Bemis Company, Leggett & Platt (Chair 2013 to 2015)

Background

Mr. Haffner served as Chief Executive Officer of Leggett & Platt, Inc., a diversified manufacturing company, from 2006 to 2015. He previously served as President from 2002 to 2006, Chief Operating Officer from 1999 to 2006 and as Executive Vice President from 1995 to 2002. Mr. Haffner holds a bachelor’s degree in engineering from the University of Missouri and a master’s degree in business administration from the University of Wisconsin. He also completed the Engineering Executive Program at Stanford University.

Reasons for Nomination

Mr. Haffner has extensive experience managing the operations of an international public company and provides the Board experience with manufacturing operations, labor relations, compensation strategy and financial performance.

Helmut Leube

Retired Chief Executive Officer,

Deutz AG

65 years old

Director since: 2017

Committees

Innovation and Technology, Nominating and Governance

Current and Prior Directorships

TRIGO S.A. (Supervisory Board)

Background

Dr. Leube was the Chief Executive Officer of Deutz AG, independent provider of diesel and gas engines, from 2008 to 2016. Previously, he served as the Chief Operating Officer and Member of the Executive Board of Webasto AG, a global automotive supplier, from 2004 to 2008. He spent 17 years with BMW AG from 1987 to 2004, where he held a range of senior positions, including President BMW Manufacturing Co., SC, USA. He is an adjunct Professor at Clemson University in South Carolina. Mr. Leube has an undergraduate and doctorate degree in mechanical engineering from RWTH Aachen University.

Reasons for Nomination

Dr. Leube’s extensive automotive, operational and engineering expertise enables him to provide engineering, product development and industry expertise to the Board.

ELECTION OF DIRECTORS

Hari N. Nair

Retired Chief Operating Officer,

Tenneco Inc.

59 years old

Director since: 2017

Committees

Compensation and Human Resources, Finance

Current and Prior Directorships

Owens-Illinois, Musashi Seimitsu Industry Co. Ltd. (Japan), Sintercom Ltd. (India) (Chair), Tenneco Inc. (2009 to 2015)

Background

Mr. Nair served on the Board of Directors as an independent director from December 2017 and then as a management director when he became the Interim Chief Executive Officer of the Company in October 2018. Effective January 7, 2019, Mr. Nair stepped down from his position as Interim Chief Executive Officer but continues his service, once again as an independent director. Mr. Nair also serves as Chief Executive Officer of Anitar Investments LLC, a private investment company with holdings in the manufacturing and technology sectors. Previously, Mr. Nair served as the Chief Operating Officer of Tenneco Inc., a global automotive supplier, from 2010 until his retirement in 2015. Previously, Mr. Nair was President of Tenneco’s International Group. Mr. Nair holds a bachelor’s degree in engineering from Bradley University, a master’s degree in business administration from the University of Notre Dame, and completed the Advanced-Management Program at Harvard Business School.

Reasons for Nomination

Mr. Nair offers the Board extensive manufacturing experience, global business experience, strategic planning and executive leadership skills.

MaryAnn Wright

Retired Group Vice President,

Johnson Controls

57 years old

Director since: 2017

Committees

Compensation and Human Resources, Innovation and Technology (Chair)

Current and Prior Directorships

Group 1 Automotive, Inc., Maxim Integrated, Inc.

Background

Ms. Wright is the owner of TechGoddess LLC, a technical and technology consulting firm. From 2007 to 2017, she served as the Group Vice President, Engineering & Product Development, Power Solutions at Johnson Controls, Inc., a global automotive supplier. Before joining Johnson Controls, Ms. Wright was the Executive Vice President of Engineering, Product Development, Commercial and Program Management at Collins & Aikman Corporation from 2006 to 2007. Prior to that, she served in several executive management positions at Ford Motor Company during her tenure from 1988 to 2005. Ms. Wright received a bachelor’s degree in international studies and economics, a master’s degree in engineering from the University of Michigan, and a master’s degree in business administration from Wayne State University.

Reasons for Nomination

Ms. Wright provides the Board with significant technology, automotive and operational experience across global markets, strengthening the Board’s global perspective.

BOARD PRACTICES

GOVERNANCE FACTS

Size of Board	10
Independent Chair	✓
Majority Independent Board	✓
Mandatory Retirement Age	75
Annual Election of Directors	✓
Independent Directors Meet in Executive Sessions	✓
Director Stock Ownership Guidelines	✓
Directors Subject to Employee Code of Ethical Business Conduct	✓

In order to help our shareholders better understand our Board practices, we are including the following description of current practices. The Governance Committee periodically reviews these practices.

Size of the Board

The Board currently consists of the 10 directors named in the “Election of Directors” section above. Our Memorandum and Articles of Association provides that our Board must consist of a minimum of 2 directors. The exact number of directors is determined from time to time by our full Board. The culture of the Board enables the Board to operate quickly and effectively in making key decisions. Board meetings are conducted in an environment of trust, confidentiality, open dialogue, mutual respect and constructive commentary.

Leadership Structure

The Board believes it is important to retain flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in a manner that is in the best interests of the Company. Currently, the Board believes it is in the best interests of the Company to separate the positions of Chief Executive Officer and Chair and to have an independent Non-Executive Chair. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence, which will serve the Board and the Company well. Timothy M. Manganello currently serves as the Company’s Independent Non-Executive Chair.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Dauch, our Chief Executive Officer, is our only non-independent director. When Mr. Nair was appointed to the role of Interim Chief Executive Officer in October 2018, he became the only non-independent director and stepped down from the Compensation and Human Resources Committee (“Compensation Committee”) and Finance Committee of the Board. Following the appointment of Mr. Dauch as our Chief Executive Officer in January 2019, Mr. Nair stepped down as Interim Chief Executive Officer and has returned to serve as an independent director on the Company’s Compensation and Finance Committees.

The Board has determined that each of its non-employee directors qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the applicable listing standards of the New York Stock Exchange (“NYSE”). Furthermore, the Board limits membership on the Audit, Compensation, and Nominating and Governance Committees to independent directors.

BOARD PRACTICES / GOVERNANCE OVERVIEW

The Board has determined that (i) each of Mr. Adams, Mr. Cantie, and Ms. Connors meets the heightened independence standards for Audit Committee members set forth in the rules and regulations of the SEC and the applicable listing standards of the NYSE, and (ii) each of Mr. Haffner, Mr. Nair (other than during the three month period in 2018 when he served as Interim Chief Executive Officer and stepped down from all Board committees) and Ms. Wright satisfies the heightened independence standards for Compensation Committee members set forth in the rules and regulations of the SEC and the applicable listing standards of the NYSE.

Audit Committee Financial Expert

The Board has determined that all of the members of the Audit Committee are financially literate and that Messrs. Adams and Cantie each qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and the applicable listing standards of the NYSE.

Director Retirement

Our Corporate Governance Guidelines provide that the retirement age for directors is 75, unless waived by the Board. No Director who is or would be over 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the retirement age for a specific Director. Once granted, such waiver must be renewed annually.

Our Corporate Governance Guidelines also provide that non-employee directors who significantly change their primary employment during their tenure as Board members must offer to tender their resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will evaluate the continued appropriateness of Board membership under the new circumstances and make a recommendation to the Board as to any action to be taken with respect to such offer.

Evaluation of Board Performance

The Nominating and Governance Committee is responsible for coordinating an annual evaluation process by which the directors evaluate the Board’s and its Committees’ performance and procedures. This self-evaluation is followed by a full Board discussion of the results. Each Committee of the Board conducts an annual evaluation of its performance and procedures.

Board Diversity

The Nominating and Governance Committee considers individuals with a broad range of business experience and varied backgrounds. Although the Company does not have a formal policy governing diversity among directors, the Board strives to identify candidates with diverse backgrounds. The Board recognizes the value of overall diversity and consider members’ and candidates’ opinions, perspectives, personal and professional experiences, and backgrounds, including age, gender, race, ethnicity, and country of origin. We believe that the judgment and perspectives offered by a diverse board of directors improves the quality of decision making and enhances the Company’s business performance. We also believe such diversity can help the Board respond more effectively to the needs of customers, shareholders, employees, suppliers, and other stakeholders.

BOARD PRACTICES / GOVERNANCE OVERVIEW

Nomination of Directors

The Nominating and Governance Committee recommends individuals for membership on the Board and will consider individuals recommended by shareholders. The Committee will review the qualifications and experience of each recommended candidate using the same criteria for candidates proposed by Board members and communicate its decision to the candidate or the person who made the recommendation. The process for evaluating and making recommendations for membership is as follows:

Shareholder Nominations

In accordance with procedures set forth in our Memorandum and Articles of Association, shareholders owning at least ten percent of the ordinary shares outstanding and who have the right to vote at general meetings of the Company may propose, and the Nominating and Governance Committee will consider, nominees for election to the Board at the next annual meeting by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business 5:00 PM GMT, on March 5, 2020, and no earlier than November 26, 2019. The notice periods may change in accordance with the procedures set out in our Memorandum and Articles of Association. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information, such other background materials as the Nominating and Governance Committee may request and such other information as set out in our Memorandum and Articles.

Executive Sessions

Independent directors meet in executive session each Board meeting, without the Chief Executive Officer or any other employees in attendance. The Chair presides over each executive session of the Board. Each Committee also convenes an executive session at which Committee members meet without the Chief Executive Officer or any other employees in attendance.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees, each of which has primary risk oversight responsibility with respect to all matters within the scope of its duties as contemplated by its charter. While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board is responsible for monitoring management’s actions and decisions. The Board, as apprised by the Audit Committee, determines that appropriate risk management and mitigation procedures are in place and that senior management takes the appropriate steps to manage all major risks.

BOARD PRACTICES / GOVERNANCE OVERVIEW

Stock Ownership Guidelines

The Board believes that each director should hold a meaningful equity position in the Company and has established equity holding requirements for our non-employee directors. The holding requirement for each non-employee director is $500,000. Each new director will have up to five full years from his or her date of appointment to fulfill this holding requirement. Mr. Dauch has five years and the remaining non-employee directors have four years to fulfill this holding requirement. All directors have either satisfied or are on track to satisfy this holding requirement within the applicable period.

Governance Principles

The Board adopted a formal statement of Corporate Governance Guidelines, which sets forth the corporate governance practices for Delphi Technologies. The Corporate Governance Guidelines are available on our website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Code of Ethical Business Conduct

The Company’s Code of Ethical Business Conduct applies to all employees and directors, including the principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethical Business Conduct is available on Delphi Technologies’ website at delphi.com by clicking on the tab “Investors” and then the caption “Code of Ethics” under the heading “Corporate Governance.” Copies of our Code of Ethical Business Conduct are also available to any shareholder who submits a request to the Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K by posting on our website any amendments to, or waivers from, a provision of our Code of Ethical Business Conduct that applies to our directors or officers.

Communications with the Board of Directors

Anyone who wishes to communicate with the Board or any individual member of the Board (or independent directors as a group) may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom. All correspondence, other than items such as junk mail that are unrelated to a director’s duties and responsibilities, will be forwarded to the appropriate director or directors.

2018 Board and Committee Meetings

During 2018, the Board held 17 meetings. All of our directors attended at least 75% of the Board and Committee meetings on which the director sits. In addition, all of our directors attended last year’s Annual Meeting of Shareholders and are expected to attend this year’s Annual Meeting.

Standing Committees

Our Board has five standing committees: Audit, Compensation and Human Resources, Finance, Nominating and Governance, and Innovation and Technology. Committee charters are available on Delphi Technologies’ website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the

BOARD PRACTICES / GOVERNANCE OVERVIEW

heading “Corporate Governance.” The membership, primary responsibilities and number of meetings held during 2018 is set forth below:

Audit

Primary Responsibilities:

The engagement of the registered independent public accounting firm and the review of the scope of the audit to be undertaken by the registered independent public accounting firm. Responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Responsible for oversight of the Company’s compliance programs and enterprise risk management program.

Chair: Joseph Cantie
Members: Robin J. Adams and Nelda J. Connors
2018 Meetings: 9

Compensation and Human Resources

Primary Responsibilities:

The oversight of the Company’s compensation philosophy and the review and approval of executive compensation for executive officers (including cash compensation, equity incentives and benefits).

Chair: David S. Haffner
Members: MaryAnn Wright and Hari N. Nair(1)
2018 Meetings: 7

Finance

Primary Responsibilities:

The oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, interest rate policies, commodity and currency hedging and the annual business plan, including review of capital expenditures and restructurings.

Chair: Robin J. Adams
Members: Joseph Cantie, Nelda J. Connors, and Hari N. Nair(1)
2018 Meetings: 7

Innovation and Technology
Primary Responsibilities: Assisting the Board in its oversight responsibilities relating to research and development, assessing engineering competencies, technological innovation and strategy.
Chair: MaryAnn Wright
Members: Gary L. Cowger and Helmut Leube
2018 Meetings: 4

BOARD PRACTICES / GOVERNANCE OVERVIEW

Nominating and Governance

Primary Responsibilities:

Reviewing and recommending to the Board policies and procedures relating to director and board committee nominations and corporate governance policies, conducting director searches and overseeing the Company’s environmental, health and safety management programs.

Chair: Gary L. Cowger
Members: Gary L. Cowger, Helmut Leube and Timothy M. Manganello
2018 Meetings: 6

(1)	Mr. Nair stepped down from both the Compensation and Human Resources and Finance Committees from October 5, 2018 through January 6, 2019, while serving as our Interim Chief Executive Officer.

DIRECTOR COMPENSATION

Elements of Compensation

During 2018, compensation for non-employee directors consisted of the elements described in the table below. We do not pay any other meeting fees. The Chair of the Board and Committee Chairs received additional compensation due to the increased workload and additional responsibilities associated with these positions. In particular, Mr. Manganello’s compensation as Chair of the Board reflects the additional time commitment for this role, which includes, among other responsibilities, attending additional Committee meetings, meeting with the Company’s investors, and attending additional meetings with the Company’s senior management, including the CEO.

Compensation Element	2018
Board Retainer	$265,000
Chair of the Board Fee	200,000
Audit Committee Chair Fee	25,000
Compensation and Human Resources Committee Chair Fee	20,000
All Other Committee Chair Fees	15,000

From the date of the Company’s complete legal and structure separation from Delphi Automotive PLC (now known as Aptiv PLC, or “Aptiv”) (the “Spin-Off”) until April 2018, each director’s board retainer was paid 60% in equity in the form of Company restricted stock units (“RSUs”) that vest one year after grant and 40% in cash paid quarterly. Additional committee and chairman fees were paid in cash. Following April 2018, total compensation, inclusive of committee and chairman fees, are paid 60% in equity in the form of RSUs and 40% in cash paid quarterly. A director may elect to receive a greater portion of his or her compensation in the form of RSUs. An annual grant of RSUs is made on the day of the Annual Meeting which vests on the day before the next Annual Meeting. Any non-employee director who joins the Board, other than in connection with the Annual Meeting, will receive prorated cash compensation and a prorated grant of RSUs, based on the date the director joins the Board.

How Restricted Stock Units Work

Each RSU represents the right to receive one ordinary share upon vesting. RSUs accrue dividends, which vest and pay out if and to the extent that the underlying RSUs vest and pay out. RSUs granted are determined as follows:

Employee Directors

From January to October 2018, Mr. Butterworth was compensated as an officer of the Company and did not receive additional compensation for services as a member of the Board. Mr. Nair participated in the compensation program for non-employee directors until his appointment as interim Chief Executive Officer in

DIRECTOR COMPENSATION

October 2018. We have included amounts received by Mr. Nair as an independent director together with amounts received pursuant to his employment as Interim Chief Executive Officer in the discussion and tables under “Compensation Discussion and Analysis,” and in the Summary Compensation Table.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The table below shows cash and equity compensation earned in 2018 by each member of the Board other than Messrs. Butterworth and Nair.

Name	Cash	Stock Awards(1)	Grant Date Fair Value(2)	Total Compensation
Robin J. Adams	$114,250	3,393	$166,189	$280,439
Joseph S. Cantie(3)	6,250	5,857	286,875	293,125
Nelda J. Connors	106,000	3,211	157,275	263,275
Gary L. Cowger	114,250	3,393	166,189	280,439
David S. Haffner	117,000	3,453	169,128	286,128
Helmut Leube	106,000	3,211	157,275	263,275
Timothy M. Manganello	216,000	5,634	275,953	491,953
MaryAnn Wright	114,250	3,393	166,189	280,439

(1)	Stock awards also represent the total number of unvested RSUs held by each non-employee Director, as of December 31, 2018.

(2)

The grant date fair value associated with the RSUs granted to directors as of the date of grant was determined in accordance with the provisions of the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation–Stock Compensation (“ASC Topic 718”). For assumptions used in determining the fair value of the awards, see Note 21 Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(3)	Mr. Cantie elected to receive all of his compensation (other than committee fees earned during the first quarter, which prior to April were only paid in cash) in the form of RSUs.

COMPENSATION DISCUSSION & ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In this section, we describe and analyze: (1) the material components of the executive compensation programs for the “named executive officers,” or “NEOs;” and (2) the material compensation decisions made by the Compensation and Human Resources Committee (referred to in this section as the “Committee”) and the key factors considered in making those decisions.

Named Executive Officers

For fiscal year 2018, the NEOs of Delphi Technologies were:

•	Liam Butterworth, President and Chief Executive Officer (CEO)

•	Hari N. Nair, Interim Chief Executive Officer

•	Vivid Sehgal, Chief Financial Officer

•	Michael J.P. Clarke, Senior Vice President and Chief Human Resources Officer

•	Mary E. Gustanski, Senior Vice President and Chief Technology Officer

•	James D. Harrington, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Significant 2018 Developments

In the fourth quarter of 2018, several events occurred which impacted compensation decisions with respect to certain of the Company’s NEOs. In October, Mr. Butterworth resigned as President and Chief Executive Officer and as a member of our Board of Directors. Mr. Nair served as Interim Chief Executive Officer for the remainder of the year, succeeding Mr. Butterworth. Due to the interim nature of his appointment, Mr. Nair did not receive an Annual Incentive Target or Long-Term Incentive Target Plan Award pursuant to the Company’s incentive compensation programs described more fully below, but instead was compensated in accordance with the terms of his employment agreement. Following Mr. Butterworth’s resignation, the Company entered into a retention agreement with Mr. Sehgal. For additional details on Mr. Nair’s compensation and Mr. Sehgal’s retention agreement, see “Nair Employment Agreement” and “Sehgal Retention Award” below.

Executive Compensation Philosophy and Strategy

The Committee, in consultation with management and the Committee’s independent compensation consultant, oversaw our executive compensation philosophy and reviewed and approved compensation for our executive officers other than the CEO (including cash compensation, equity incentives and benefits). The full Board of Directors approves the CEO’s compensation following a review by the Committee.

Our executive compensation programs reflect our pay-for-performance philosophy, which we believe encourages our executive officers to make sound decisions to drive short-term and long-term shareholder value creation. The Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•	Support the Company’s overall business strategy and results to drive long-term shareholder value creation;

•	Emphasize a pay-for-performance culture by linking incentive compensation to defined short- and long-term performance goals;

COMPENSATION DISCUSSION & ANALYSIS

•	Attract, retain and motivate key executives by providing competitive total compensation opportunities; and

•	Align executive and investor interests by establishing market- and investor-relevant metrics that drive shareholder value creation.

Our goal for target total direct compensation (base salary, target annual and target long-term incentives) for officers, including the NEOs, is to approximate the median (50th percentile) of the market. Compensation for individual roles could be positioned higher or lower than the market median where the Company believes it is appropriate, considering multiple factors such as each executive’s roles and responsibilities, labor market dynamics, the individual’s performance over time, and the experience and critical skills the individual could bring to his or her role with the Company.

Consideration of Risk

Our executive compensation programs are balanced and also focused on the long term so that our named executives can achieve higher compensation through consistent superior performance over sustained periods of time. In addition, large amounts of compensation are usually realizable only upon the achievement of long-term performance goals, providing strong incentives to manage for the long term while avoiding excessive risk-taking in the short term. Our equity awards also have specific holding requirements for senior executives, which also discourages excessive risk taking.

Balance Between Company and Business Unit Results

The Committee believes that our corporate executives share the responsibility to support the Company’s overall goals and performance. This compensation philosophy is most clearly reflected in our annual equity incentive grants, which tie executives’ pay across our businesses to overall Company performance. In addition, the Committee believes that there should also be clear accountability for the performance of one’s business division or function. As a result, under our annual incentive plan, those executives who had roles associated with our Aftermarket and Powertrain divisions are compensated based in-part upon the results of their respective divisions, while our corporate executives, including our NEOs, are compensated based upon overall Company results.

Key Considerations in Setting Pay

At our 2018 Annual Meeting of Shareholders, we received favorable support from over 94% of votes cast on our executive compensation program, which support we believe is a strong affirmation for our executive compensation program and pay-for-performance philosophy as more fully outlined below. The Committee intends to consider the outcome of future say-on-pay votes and other shareholder feedback when making future compensation decisions for our named executive officers and will make adjustments to support Delphi Technologies’ strategies and to remain market competitive.

This past year was a difficult one for the Company, and management’s execution of the Company’s operating plan fell substantially short of expectations. As a result, the Committee approved pay-outs under the Annual Incentive Plan that were significantly less than target.

2018 Peer Group Analysis

Following the Spin-Off in December 2017, we approved a peer group consisting of the following 17 companies, whose aggregate profile was more comparable to Delphi Technologies as a stand-alone company as compared to the peer group used by Aptiv in determining 2017 compensation. This peer group was used to determine target compensation and set salaries and incentive targets for executives during 2018.

COMPENSATION DISCUSSION & ANALYSIS

2018 Peer Group Companies
American Axle & Manufacturing	Oshkosh Corporation
Autoliv, Inc.	Parker-Hannifin Corporation
BorgWarner Inc.	Pentair PLC
Colfax Corporation.	Stanley Black & Decker, Inc.
Cooper-Standard Holdings Inc.	Sensata Technologies Holding, Inc.
Dana Incorporated	Tenneco Inc.
Dover Corporation	The Timken Company
Flowserve Corporation	Visteon Corporation
Fortive Corporation

In January 2019, as part of a periodic review of our peer group, we made further adjustments so that the group’s aggregate profile continues to be comparable to the Company’s and will use the revised peer group to determine 2019 compensation, see “2019 Compensation Decisions – Adjustments to Peer Group.”

2018 Performance Metrics

We believe that Delphi Technologies’ strategic, operational and financial performance over time, as evidenced by the following financial metrics, is reflected in its results and returns to shareholders. Accordingly, in 2018 we used these metrics to evaluate performance on a Company or division level under our annual and long-term incentive plans for executives (for detail regarding the calculation of each metric, see “Definition of Non-GAAP Performance Measures”):

Annual Incentive Plan

•	Adjusted Net Income/Division Operating Income

•	Bookings/Revenue (Division)

•	Cash Flow Before Financing (CFBF)/Division Simplified Operating Cash Flow (SOCF)

Long-Term Incentive Plan (Performance Based RSUs)

•	Return on Net Assets

•	Cumulative Adjusted Net Income

•	Total Shareholder Return

Elements of Executive Compensation

In line with our executive compensation philosophy, we annually provided the following primary elements of compensation to our employees, including the NEOs:

•	Base salary;

•	Annual incentive award;

•	Long-term incentive award; and

•	Other compensation, such as retirement plans and other benefits that were the same as those provided to similarly situated non-officer employees.

COMPENSATION DISCUSSION & ANALYSIS

The following table indicates how these elements related to our key strategic objectives.

Element	Key Features	Relationship to Strategic Objectives
Total Direct Compensation
Base Salary

•   Commensurate with job responsibilities, experience, and qualitative and quantitative company or individual performance factors

•   Reviewed on a periodic basis for competitiveness and individual performance

• Attract, retain and motivate key executives by providing market-competitive fixed compensation
Annual Incentive Plan Awards

•   Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•   Each executive is granted a target award opportunity varying by market competitiveness and level of responsibility

•   Payouts range between 0% and 200% of target determined by achievement of financial goals based on pre-established objectives, then adjusted to reflect individual performance achievement

•   Strategic Results Modifier (“SRM”) provides for an adjustment to individual payout levels based on an assessment of performance against strategic qualitative factors reviewed and approved by the Compensation Committee at the beginning of the performance period

• Pay-for-performance • Align executive and shareholder interests • Attract, retain and motivate key executives with market-competitive compensation opportunities
Long-Term Incentive Plan Awards

•   Target award granted commensurate with job responsibilities, market competitiveness, and qualitative and quantitative company and individual performance factors

•   Issue full share unit awards, which for executive officers were 75% weighted on company performance metrics, including use of relative total shareholder return (“TSR”), and 25% time-based, which means that the value is determined by the Company’s share price

•   Pay-for-performance

•   Aligns executive and shareholder interests by promoting executive stock ownership

•   Attract, retain and motivate key executives with market-competitive compensation opportunities

•   Utilizes multi-year vesting period and metrics aligned to long-term shareholder value creation including stock price performance

Other Compensation
Retirement Programs

•   Qualified defined contribution plans in the U.K. and U.S. available to all salaried employees in each region, including executives

•   Non-qualified defined contribution plan available to eligible U.S. employees, including executives, who exceed statutory limits under our United States qualified defined contribution plan

• Attract, retain and motivate key executives with market-competitive compensation opportunities

COMPENSATION DISCUSSION & ANALYSIS

Annual Target Total Compensation Mix

A majority of each NEO’s total compensation opportunity is composed of performance-based pay. Our annual incentive awards and the performance-based RSU component of the long-term incentive awards are considered performance-based pay because the payout of these awards is dependent on the achievement of specified performance goals at Corporate, Division and/or individual levels. The time-based portion of the RSU awards is retentive while also aligning with Company performance as the final value realized is based on the Company’s share price.

The mix of compensation in 2018 for Mr. Butterworth and other NEOs is shown below and was calculated by dividing each compensation element by total target compensation. Target award level opportunities do not include any special one-time grants. Actual base salary and target compensation as reflected in the Summary Compensation Table or 2018 Grants of Plan Based Awards Table may reflect lower amounts if the NEO did not serve in such capacity for the full year period or if the NEO received an adjustment in base salary during the year.

COMPENSATION DISCUSSION & ANALYSIS

Annual Target Total Compensation Opportunities

The following table depicts 2018 target annualized total compensation opportunities for the NEOs (other than Mr. Nair) based on their base salary as in effect at December 31, 2018. Actual base salary and target compensation earned during 2018 and as reflected in the Summary Compensation Table or 2018 Grants of Plan Based Awards Table is lower than the target opportunities for those NEOs who received an adjustment in base salary during the year, as discussed below.

		Annual Incentive Plan Target Award		Long-Term Incentive Plan Target Annual Award
Name	Base Salary	(% Base Salary)	($)		Total
Liam Butterworth(1)(2) President and Chief Executive Officer	$995,620	125%	$1,244,525	$5,000,000	$7,240,145
Vivid Sehgal(1) Chief Financial Officer	623,100	80	498,480	1,500,000	2,621,580
Michael J.P. Clarke(1) Senior Vice President and Chief Human Resources Officer	530,640	60	318,384	500,000	1,349,024
Mary E. Gustanski Senior Vice President and Chief Technology Officer	450,000	60	270,000	500,000	1,220,000
James D. Harrington Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	590,000	80	472,000	1,200,000	2,262,000

(1)

Each of Messrs. Clarke and Sehgal are, and Mr. Butterworth was, a U.K. employees and paid in Pounds. Dollar amounts in this Proxy Statement have been converted from Pounds at a rate of 1.34 Dollars to one Pound. The exchange rate used was calculated by averaging the exchange rate for each calendar month in 2018.

(2)

Reflects Mr. Butterworth’s targeted annualized compensation. Because Mr. Butterworth voluntarily resigned from his position in October 2018, he received the pro-rated amount of his annual base salary and forfeited any payout in respect of his annual and long-term incentive awards.

2018 Annual Compensation Determination

Individual base salaries and annual incentive targets for the NEOs were established based on the scope of each NEO’s responsibilities, individual performance, experience and market pay data.

Base Salaries. Base salary is intended to reward and be commensurate with each NEO’s responsibilities, individual performance and experience. We periodically make base salary adjustments, and review

COMPENSATION DISCUSSION & ANALYSIS

compensation competitiveness at least annually. As a result of our review during 2018, we made the following adjustments to each NEO’s base salary:

Name	Initial Base Salary	% Change		New Base Salary (2)
Liam Butterworth(1)	$969,116		2.7%	$995,620
Vivid Sehgal(1)	603,000		3.3	623,100
Michael J.P. Clarke(1)	515,310		3.0	530,640
Mary E. Gustanski	400,000		12.5	450,000
James D. Harrington	575,000		2.6	590,000

(1)

Each of Messrs. Clarke and Sehgal are, and Mr. Butterworth was, a U.K. employee and paid in Pounds. Dollar amounts in this Proxy Statement have been converted from Pounds at a rate of 1.34 Dollars to one Pound. The exchange rate used was calculated by averaging the exchange rate for each calendar month in 2018.

(2)	Mr. Sehgal’s new base salary became effective on February 1, 2018. The other NEOs’ new base salaries became effective on July 1, 2018.

2018 Annual Incentive Plan Awards. Our Annual Incentive Plan is designed to motivate our executives, including our NEOs, to drive earnings, cash flow and profitable growth by measuring the executives’ performance against goals at the Corporate and relevant Division levels. The individual annual incentive target for each executive can be adjusted based on the executive’s position, individual performance, and the size and scope of his or her responsibilities. Final payouts can range from 0% to 200% of each NEO’s annual incentive target. The target annual incentive as a percentage of base salary for each NEO is reflected above.

The Committee, working with management and its independent compensation consultant, set the underlying performance metrics and objectives for the preliminary annual incentive plan payout levels based on identified annual business objectives. The target annual incentive awards were initially funded under a performance formula at 1% of our net income, up to a maximum of $12 million per individual participant.

For 2018, each executive’s award payout was determined as follows:

Weighting (%)	Corporate Executives	Division Executives

Performance Metrics(1)	100% Corporate	50% Division	50% Corporate
Adjusted Net Income (Corporate) or Operating Income (Division)	50%	50%	50%
Cash Flow Before Financing (Corporate) or Simplified Operating Cash Flow (Division)	40	40	40
Bookings/Revenue	10	10	10
In addition, discretionary adjustments can be applied based on qualitative factors and considerations.

(1)	For detail regarding the calculation of each metric, see “Definition of Non-GAAP Performance Measures.”

Performance below the minimum threshold results in no payout and performance above the maximum level is capped at a maximum total payout of 200% of the target award. For the Adjusted Net Income/Operating

COMPENSATION DISCUSSION & ANALYSIS

Income and Cash Flow Before Financing (CFBF) /Simplified Operating Cash Flow (SOCF) metrics the threshold, target and maximum payout levels were 50%, 100% and 200%, respectively. Bookings/Revenue is treated differently in that if the Bookings/Revenue targets are achieved, the target payout for that metric is paid. If the Bookings/Revenue targets are not achieved, no portion of the Bookings/Revenue award is paid.

The 2018 Corporate performance targets and actual performance by metric applicable to our NEOs were:

Corporate Metrics	Adjusted Net Income ($ in millions)	CFBF ($ in millions)	Bookings/Revenue
Target	$413	$213	100/91%
Actual	389	124	100/91%
Payout Factor	81%	0%	100%

With respect to the performance levels required for target payment, 2018 overall performance at the Corporate level produced a below-target payout of 50%.

Following the determination of payout levels for the Corporate and Division metrics, the Committee assessed the eligible NEOs’ performance with respect to the Strategic Results Modifiers (“SRM”). As part of the focus on strategic priorities, the SRM was approved by the Committee at the beginning of the year as part of the Annual Incentive Plan design. The SRM can range in the aggregate from plus or minus 10% of the total Annual Incentive Plan target opportunity. The SRM allows the Committee to consider strategic factors in addition to the financial metrics under the Annual Incentive Plan. In determining the final individual payouts, the Committee evaluated each eligible NEO’s individual achievements along with his or her performance against the SRM assessment. The Committee did not elect to increase or decrease any NEO’s award based on the SRM assessment.

As a result of the analysis described above, the Committee approved the following 2018 annual incentive award payments for the eligible NEOs. As Mr. Butterworth resigned prior to the end of the year, he forfeited any payout in respect of his 2018 award under the Annual Incentive Plan.

Name	Annual Incentive Plan Actual Payment for 2018 ($)(1)	Percent of Annualized Target Incentive (%)
Liam Butterworth	$ —	—%
Vivid Sehgal	248,570	50
Michael J.P. Clarke	157,066	50
Mary E. Gustanski	127,500	50
James D. Harrington	233,000	50

(1)	These award amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “2018 Summary Compensation Table”.

Long-Term Incentive Awards. The Long-Term Incentive Plan is designed to reward performance on long-term strategic metrics and to attract, retain and motivate participants.

Annual equity awards include both performance-based and time-based RSUs. The performance-based RSUs, which make up 75% of the NEOs’ long-term awards, are settled after the results of a three-year performance period are determined. The time-based RSUs, which make up 25% of the NEOs’ long-term awards, vest ratably over three years, beginning on the first anniversary of the grant date. The 2018 grant vests at the end of 2020 and will be settled in early 2021 after the outcomes of the performance period are determined and approved.

COMPENSATION DISCUSSION & ANALYSIS

Each NEO may receive from 0% to 200% of his or her target performance-based RSU award based on performance against the following company-wide performance metrics:

Metric(1)	Weighting (%)
Average Return on Net Assets (RONA))	50%
Cumulative Adjusted Net Income (NI)	25
Relative Total Shareholder Return (TSR)	25

(1)	For detail regarding the calculation of each metric, see “Definition of Non-GAAP Performance Measures”.

The Long-Term Incentive Plan allows for dividend equivalents to accrue on unvested RSUs; however, the dividend equivalents vest and pay out only if and to the extent that the underlying RSUs vest and pay out.

2018 Grants Under the LTIP. The Committee established the 2018 annual target long-term incentive awards set forth in the table below taking into account scope of responsibilities, individual performance, retention considerations and market compensation data. In addition, in connection with the Spin-Off the Compensation Committee approved a one-time award, the Founders Grant, under the LTIP. For a description of the Founders Grant, see “Special One-time Awards,” below. Mr. Nair did not receive a long-term incentive award under the LTIP but instead was entitled under the terms of his employment agreement to receive a fixed amount of ordinary shares for each month of service as Interim CEO, see “Nair Employment Agreement,” below.

Name	Long-Term Incentive Plan Target Annual Award	Long-Term Incentive Plan Target Founders Grant Award	Total Long-Term Incentive Plan Target Awards
Liam Butterworth(1)	$5,000,000	$ —	$5,000,000
Vivid Sehgal	1,500,000	1,300,000	2,800,000
Michael J.P. Clarke	500,000	500,000	1,000,000
Mary E. Gustanski	500,000	500,000	1,000,000
James D. Harrington	1,200,000	900,000	2,100,000

(1)	Due to his resignation in October 2018, Mr. Butterworth forfeited his long-term incentive awards.

Special One-Time Awards

Founders Grants. In February 2018, the Committee made Founders Grants under the Company’s Long-Term Incentive Plan to Messrs. Sehgal, Clarke and Harrington and Ms. Gustanski (Mr. Butterworth received a Founders Grant in December 2017, which he forfeited as a result of his resignation). The awards consist of time-based RSUs that vest one-third on each of February 28, 2019, 2020 and 2021, and performance-based RSUs that will be measured based upon the Company’s total relative shareholder return from January 1, 2018 through December 31, 2020. The target value of the Founders Grants (dollar amounts were converted to a number of

COMPENSATION DISCUSSION & ANALYSIS

share equivalent units based on the average trading price for the 10 trading days prior to the effective date of the awards) made to the NEO’s other than Messrs. Butterworth and Nair were as follows:

Name	Long-Term Incentive Plan Target Founders Grant	Performance Based (75%)	Time Based (25%)
Vivid Sehgal	$1,300,000	$975,000	$325,000
Michael J.P. Clarke	500,000	375,000	125,000
Mary E. Gustanski	500,000	375,000	125,000
James D. Harrington	900,000	675,000	225,000

Sehgal Retention Award. On November 7, 2018, the Board entered into a Retention Agreement (the “Retention Agreement”) with the Company’s Chief Financial Officer, Vivid Sehgal. Pursuant to the Retention Agreement, Mr. Sehgal will be entitled to receive a retention bonus of $1,500,000 (the “Retention Bonus”) payable in a single installment on February 28, 2020. If Mr. Sehgal’s employment is terminated other than as a result of a death, disability, termination by the Company without cause, or termination by Mr. Sehgal for good reason (in each case a “Qualifying Termination”) (all as more fully described in the Retention Agreement), he will have no rights to any portion of the Retention Bonus that has not vested as of such termination. If, however, his employment is terminated as a result of a Qualifying Termination, Mr. Sehgal will receive the full amount of the Retention Bonus. In addition, the Retention Agreement provides that in the event that after February 28, 2020, Mr. Sehgal voluntarily terminates his employment or there is a Qualifying Termination, a pro-rata portion (based on time of service during the applicable vesting period) of any equity awards granted pursuant to the LTIP that have been outstanding for at least one year as of such employment termination date will vest and become payable on the date and in accordance with the provisions of the applicable equity award.

2016-2018 Performance-Based RSUs

In February 2019, we paid out the performance-based RSUs for the 2016-2018 performance period. Due to Mr. Butterworth’s resignation, he forfeited any payout in respect of these awards. As Messrs. Harrington and Sehgal did not join the Company until late 2017, they did not receive a grant of 2016-2018 performance-based RSUs. The following tables set forth: (1) the threshold, target and maximum levels, as well as the actual level achieved, for each performance metric; and (2) for each eligible NEO, the target total number of performance-based RSUs and actual number of performance-based RSUs earned. Because the performance period included both periods before and after the Spin-Off, the calculation of achieved results against each performance metric is determined by reference to the combined consolidated results of operations for both Aptiv and the Company for the two year period ended December 31, 2017 as if the Spin-Off had not occurred, and the results of operations for the Company for the one year period ended December 31, 2018.

Metric(1)	Weighting (%)	Threshold	Target	Maximum	Actual
Average Return on Net Assets (RONA)	50%	23.4%	26.2%	30.7%	26.4%
Cumulative Adjusted Net Income (millions)	25	$3,149	$3,501	$4,045	$3,887
Relative Total Shareholder Return (TSR)(2)	25	30th Percentile	50th Percentile	90th Percentile	45th and 5th Percentile

(1)	For detail regarding the calculation of each metric, see “Definition of Non-GAAP Performance Measures”

(2)

Payout based on weighted average of the relative performance of Aptiv ordinary shares during the two year period ended December 31, 2017 and of Company ordinary shares during the one year period ended December 31, 2018.

COMPENSATION DISCUSSION & ANALYSIS

Based on the achievement of the performance goals associated with these performance-based RSUs, the payout multiplier was 106% of the awarded target opportunity.

Name	Performance-based RSUs
	Target Total Number of Units Granted (#)	Actual Total Number of Units Earned (#)(1)
Michael J.P. Clarke	3,449	3,830
Mary E. Gustanski	2,722	3,023

(1)	Includes accrued dividend equivalents.

Definition of Non-GAAP Performance Measures

The following non-GAAP financial measures are used in establishing target performance levels under our incentive plans. In determining final awards, the Committee retains the discretion to make adjustments for incentive plan purposes to eliminate the impact (positive or negative) of items the Committee believes are not representative of management’s execution of the Company’s operating plan.

•	Adjusted Net Income represents net income attributable to the Company before discontinued operations, restructuring and other special items, including the tax impact thereon.

•

Bookings/Revenue is based: (a) for the Powertrain Division, on future business booked in the current fiscal year; (b) for the Aftermarket Division on the level of revenue as compared to the approved target for that year; and (c) for Corporate, the weighted average of the level of bookings in the Powertrain Division and revenue as compared to target in the Aftermarket Division. In general, in the case of bookings, in order to achieve the target performance level, a specified percentage of planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2018.

•

Cash Flow Before Financing (CFBF) represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions and net proceeds from the divestiture of discontinued operations and other significant businesses.

•

Return on Net Assets is defined as tax-affected operating income (net income before interest expense), other income (expense) net, income tax expense, equity income (loss) net of tax, income (loss) from discontinued operations net of tax, divided by average continuing operations net working capital plus average continuing operations net property, plant and equipment, measured each calendar year.

•

Simplified Operating Cash Flow (SOCF) is defined, on a Divisional basis, as earnings before interest, tax, depreciation and amortization (“EBITDA”), plus or minus changes in accounts receivable, inventory and accounts payable, less capital expenditures net of proceeds from asset dispositions, plus restructuring expense, less cash expenditures for restructuring.

•

Total Shareholder Return was measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in December of the final year of the performance period to the average closing price per share of the Company’s ordinary shares for all available trading days in December of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index. Prior to the Spin-Off, Aptiv measured total shareholder return by comparing the average closing price per share of Aptiv’s ordinary shares for all available trading days in the fourth quarter

COMPENSATION DISCUSSION & ANALYSIS

of the final year of the performance period to the average closing price per share of Aptiv’s ordinary shares for all available trading days in the fourth quarter of the year prior to the beginning of the performance period, including the reinvestment of dividends, relative to the companies in the Russell 3000 Auto Parts Index. In the case of awards granted by Aptiv and converted and assumed by the Company following the Spin-Off, for which the performance period began prior to the Spin-Off but concludes following the Spin-Off, total shareholder return is measured by using a weighted average of both methodologies. For example in the case of the 2016-2018 Performance-Based RSUs which were settled in February 2019, performance was measured using a weighted average measure of performance, two-thirds of which is based on comparing the average closing price per share of Aptiv’s ordinary shares for all available trading days in the fourth quarter of 2015 to the average closing price of Aptiv’s ordinary shares for all available trading days in the fourth quarter of 2017, and one-third of which is based on comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the month of December of 2017 to the average closing price per share of the Company’s ordinary shares for all available trading days in the month of December of 2018, in each case including the reinvestment of dividends, and relative to the companies in the Russell 3000 Auto Parts Index for the same period using the same methodology.

Other Compensation

Additional compensation and benefit programs available to our NEOs are described below. Only those benefits and policies offered to the other salaried employee populations are available to our NEOs.

Defined Contribution Plans and U.S. Salaried Retirement Savings Program (“SRSP”). Our employees are able to participate in defined contribution plans. Mr. Butterworth did, and Mr. Clarke and Mr. Sehgal continue to, participate in Delphi Technologies’ defined contribution plan for UK employees. Ms. Gustanski and Mr. Harrington participate, and Mr. Nair participated, in our broad-based and tax-qualified defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Internal Revenue Code (the “Code”). All contributions to the SRSP are subject to any contribution limits imposed by the Code.

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible U.S. employees receive Delphi contributions in excess of the limits imposed upon the SRSP by the Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in the “Non-Qualified Deferred Compensation” section.

Other Benefits. We provide additional benefits, such as relocation and expatriate benefits to our NEOs, which in general, are the same benefits as those provided to similarly situated non-officer employees. Additional details are covered in the “2018 Summary Compensation Table”.

Nair Employment Agreement

The Company entered into an employment agreement (the “Employment Agreement”) with Mr. Nair in conjunction with his appointment to serve as Interim Chief Executive Officer, effective October 5, 2018. The Employment Agreement provided Mr. Nair with a monthly base salary of $183,125 and monthly awards of 7,740 ordinary shares. The grant of ordinary shares relating to employment from the period beginning on October 5, 2018 through January 5, 2019 was awarded to Mr. Nair on January 5, 2019 in the amount of 23,220 shares. The shares were fully vested from and after the date of grant. As this award relates to compensation for service during 2018, these shares are reflected in the Summary Compensation Table.

COMPENSATION DISCUSSION & ANALYSIS

Both the monthly base salary and monthly award were to be pro-rated for each partial month of employment. The Employment Agreement did not have a fixed term or expiration date. The Employment Agreement also provided for Mr. Nair’s participation in the benefit package offered to U.S. executives of the Company, the Company’s tax equalization program for employees seconded from the United States to the United Kingdom, where the Company’s principal executive office is located, and related tax preparation assistance. Mr. Nair was also eligible to receive payments under the Company’s Executive Severance Plan or Change of Control Plan described elsewhere in this Proxy Statement, but did not participate in the Company’s Annual or Long-Term Incentive Plans (other than the monthly award of shares). Mr. Nair’s Employment Agreement terminated on January 6, 2019 and Mr. Nair resumed his status as an independent member of the Board. Mr. Nair did not receive any severance or other termination benefits in connection with the termination of his Employment Agreement.

Governance Policies

Stock Ownership Guidelines. To support better alignment of our executives’ interests with those of our shareholders, our Board believes that our officers should maintain an appropriate level of equity interest in Delphi Technologies. To that end, our Board has adopted the following stock ownership guidelines:

•	The CEO is required to hold a minimum of six times base salary in Delphi Technologies shares;

•

Our other most senior elected officers (generally, our other Section 16 officers, including all of our NEOs other than the CEO) are required to hold a minimum of three times their base salaries in Delphi Technologies shares; and

•	Our elected Corporate staff officers are required to hold a minimum of one time their base salaries in Delphi Technologies shares.

Our officers, including our NEOs, are expected to fulfill the ownership requirement within five years from the time they are appointed to their position. Until such time as the required holding is met, officers may not sell stock, subject to limited exceptions. Once the ownership requirement has been met, an officer may sell stock, provided, however, that the minimum ownership requirement must continue to be met. The Committee reviews the ownership level for covered executives each year.

Clawback. As a matter of policy, if our financial statements are materially misstated or in material noncompliance with any financial reporting requirement under applicable securities laws, then the Committee will review the circumstances and determine if such misstatement or non-compliance was the result of misconduct by any participant in our incentive compensation plans. If the Committee determines that a participant knowingly engaged in and/or permitted or failed to prevent the misconduct, such misconduct was attributable to such participant’s gross negligence or such participant is otherwise subject to the automatic forfeiture provisions (and not otherwise exempted) under United States federal securities laws, then in each such case, the participant will be required to repay any amounts paid to him or her under our incentive compensation plans relating to the periods impacted by such misstatement or noncompliance. In addition, the participant may forfeit certain future awards.

Restrictive Covenants. All executives, including the NEOs, are required to sign confidentiality and non-interference agreements in order to participate in the Long-Term Incentive Plan. The non-interference agreements include non-compete and non-solicitation covenants, which prohibit executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi Technologies;

•	Soliciting or hiring employees for 24 months after leaving Delphi Technologies; and

•	Soliciting customers for 24 months after leaving Delphi Technologies.

COMPENSATION DISCUSSION & ANALYSIS

If the terms of the confidentiality and non-interference agreements are violated, Delphi Technologies has the right to cancel or rescind any final Long-Term Incentive Plan award, consistent with applicable law.

No Excise Tax Gross-Ups. We do not provide any excise tax gross-ups specific to our officer population. Certain expatriate policy and relocation provisions, applicable to all salaried employees, allow for tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status or relocation expenses.

No Hedging/No Pledging. The Company prohibits its directors, officers and employees from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company prohibits its directors, officers and employees from purchasing Company securities on margin or holding Company securities in a margin account. The Company also prohibits its directors, officers and employees from pledging the Company’s securities as collateral for a loan. The Company’s Policy Prohibiting Insider Trading is available on delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Independent Compensation Consultant. The Committee retained Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant at the time of the Spin-Off. CAP served in such capacity until the Committee decided to transition the work to Meridian Compensation Partners LLC (“Meridian”), beginning in September 2018. The scope of the work done by the consultants during 2018 included the following:

•	Providing analyses and recommendations that inform the Committee’s decisions;

•	Preparing and evaluating market pay data and competitive position benchmarking;

•	Assisting in the design and development of executive compensation programs;

•	Providing updates on market compensation trends, the regulatory environment, and governance practices as they relate to executive compensation;

•	Reviewing various management proposals presented to the Committee related to executive compensation; and

•	Working with the Committee to validate and strengthen the pay-for-performance relationship and alignment with shareholders.

The Committee assessed the independence of CAP and Meridian pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent either consulting firm from independently representing the Committee. During the time each firm served as a consultant to the Committee, neither performed other services for the Company, and going forward, Meridian will not do so without the prior consent of the Chair of the Committee. Each firm met with the Committee Chair and the full Committee outside the presence of management. In addition, each participated in, and Meridian continues to participate in, Committee meetings and, when requested by the Committee Chair, in the preparatory meetings and the executive sessions.

Compensation Risk Assessment. In 2017, the Aptiv Compensation Committee commissioned a risk assessment of its executive compensation programs, which programs were substantially mirrored by the Company following completion of the Spin-Off. In 2018, following the transition to Meridian as the Company’s independent compensation consultant, the Committee asked Meridian to conduct a market review of the Company’s compensation programs to identify any areas of concern or significant gaps from market practices in the Company’s compensation policies, practices and programs. Although Meridian’s market review provided insights considered by the Committee to further refine the Company’s compensation programs for 2019 (see, “2019 Compensation Decisions”), the review did not identify any significant gaps from market practices that in Meridian’s view encourage excessive risk taking. Based on the 2017 assessment and the Meridian market

COMPENSATION DISCUSSION & ANALYSIS

review, the Committee concluded that the Company’s compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on the Company or its subsidiaries.

The assessment and Meridian’s subsequent market review included consideration of the Company’s incentive plan structures, pay practices, governance process including the Committee’s oversight of such programs and interviews with executives representing Accounting, Finance, HR and Internal Audit. As part of this process, the following risk mitigating factors were considered with respect to our NEOs:

•	Competitive pay positioning at the 50th percentile of the market;

•	Mix of fixed versus variable, cash versus equity-based and short-term versus long-term compensation with an emphasis on long-term compensation programs comprised of equity-based pay;

•

Incentive award opportunities, with performance-based awards capped at two times the target amount, that span both annual and overlapping, multiyear time periods and with payout determined based on a range of financial metrics (including total shareholder return);

•	Application of a clawback policy; and

•	Stock ownership guidelines and the restrictions on hedging and prohibitions on pledging of company stock.

Tax and Accounting Considerations. Prior to 2018, Section 162(m) of the Code generally limited the tax deductibility of compensation paid to the chief executive officer and each of the next three most highly compensated executive officers (excluding the CFO) that exceeds $1 million in any taxable year unless the compensation over $1 million qualified as “performance-based” within the meaning of Section 162(m). The ability to rely on the “performance-based” compensation exception under Section 162(m) was eliminated in 2017 and the $1 million limitation on deductibility generally was expanded to include all named executive officers (including the principal financial officer). As a result, we may no longer take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation qualifies for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. While we may qualify for transition relief, we cannot guarantee that will be the case and we expect that for those executives who are employed in the United States, compensation in excess of $1 million will no longer be deductible, however the Committee has determined that in many instances the benefit of such tax deductibility is outweighed by the need for flexibility or the attainment of other objectives. Accordingly, the Committee will continue from time to time to award compensation that is not tax deductible if the Committee determines that it is in our and our shareholders’ best interests.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For 2018, the annual total compensation of our median employee was $19,153 and the annual total compensation of our CEO was $7,107,925. Based on this information, for 2018 our CEO’s annual total compensation was 371 times that of the median of the annual total compensation of all our employees. In making this calculation, we used the following methodology:

•

Total CEO compensation was determined by aggregating the total compensation amounts paid to each of Mr. Butterworth and Mr. Nair in respect of their service as Chief Executive Officer and Interim Chief Executive Officer, respectively. In the case of Mr. Butterworth, we used the amount

COMPENSATION DISCUSSION & ANALYSIS

shown in the “Total” column in the Summary Compensation Table included in this Proxy Statement. In the case of Mr. Nair, we used the amount shown in such column but less the amounts that were attributable to Mr. Nair’s service as a non-employee director during the first part of 2018. For more detail on the determination of these amounts, see “2018 Summary Compensation Table” and the accompanying explanatory notes.

•

We determined that, as of October 31, 2018, our employee population consisted of approximately 19,199 full-time, part-time, and temporary global employees. To identify the median employee from our global employee population, we first determined each employee’s taxable wages as of October 31, 2018, as reflected in our payroll records and systems. We then identified our median employee from our global employee population based on this compensation measure. We did not make any cost of living adjustments in identifying the median employee. The median employee’s total compensation represents the amount of such employee’s compensation as of October 31, 2018 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a NEO for 2018.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, as well as differences in business models and workforce strategies, the estimated ratio reported above should not be used as a basis for comparison between companies.

This information is being provided for compliance purposes. Neither the Committee nor management of the Company used the pay ratio measure in making compensation decisions.

2019 Compensation Decisions

At the December 2018 Compensation Committee meeting, the Committee as advised by its independent compensation consultant, Meridian, refined the peer group used to determine 2019 compensation and approved certain adjustments to the Company’s Annual Incentive Plan and Long-Term Incentive Plan, which became effective in January 2019. These adjustments were made to reinforce and strengthen our pay-for performance philosophy and to:

•	More closely align with the Company’s go-forward strategic plan as a standalone company;

•	Create a simpler program, which is easily understood by participants and more closely aligns with our strategic priorities;

•	Deliver competitive compensation opportunities for executives, within appropriate cost controls; and

•	Consider incentive metrics and mix of vehicles that balances the Company’s need to both retain and motivate its executives.

Adjustments to Peer Group. As part of a periodic review of our peer group, the Committee made some adjustments to ensure that the group’s aggregate profile continues to be comparable to the Company’s, including that the peer companies more closely reflect the size and scale of the Company’s operations. For the twelve month period ended December 31, 2018, the median revenue of the newly approved peer group and

COMPENSATION DISCUSSION & ANALYSIS

the Company was $4,187 million and $4,858 million, respectively; placing Delphi in the 54th percentile of its peers. Below is the peer group to be used to determine 2019 compensation:

2019 Peer Group Companies
American Axle & Manufacturing Holdings, Inc.	Navistar International Corporation
Autoliv, Inc.	Oshkosh Corporation
BorgWarner Inc.	Pentair PLC
Colfax Corporation.	Rockwell Automation, Inc.
Cooper-Standard Holdings Inc.	Sensata Technologies Holding, Inc.
Dana Incorporated	Tenneco Inc.
Dover Corporation	The Timken Company
Flowserve Corporation	TI Fluid Systems plc
Garrett Motion Inc.	Visteon Corporation
Meritor, Inc.	WABCO Holdings Inc.

Adjustments to Annual Incentive Plan. For 2019, the Bookings/Revenue metric will no longer be used to assess performance under the plan; during 2018 performance against this metric had a minimal impact in calculating payout levels. Instead the remaining two metrics: Adjusted Net Income (Corporate)/ Operating Income (Division) and Cash Flow Before Financing (Corporate)/Simplified Operating Cash Flow (Division) will each be weighted 50% in determining performance. For a more detailed description of these metrics, see “Definition of Non-GAAP Performance Measures.”

Adjustments to Long-Term Incentive Plan. The LTIP program will continue to be comprised of both time-based and performance-based RSUs. However, beginning in 2019, the mix between these two elements will now be 67% performance-based RSUs and 33% time-based RSUs for the NEOs and all other members of the Executive Leadership Team. The time-based RSUs will continue to vest ratably over three years while the performance-based RSUs will continue to vest based on a three-year performance period. The performance-based RSUs will payout between 0%-200% of the award based on performance against two company-wide performance metrics: 50% Average Return on Invested Capital (ROIC) and 50% Relative Total Shareholder Return (RTSR) as compared to the 2018 plan which was composed of 50% Average Return on Net Assets, 25% Cumulative Adjusted Net Income and 25% RTSR. The comparator group for the RTSR will change for 2019 from the Russell 3000 Auto Parts Index to a custom peer group of 22 companies classified in the “Auto Parts & Industry” GICS sub-industry.

Additional information regarding the above adjustments (including the calculation of each metric) will be provided in connection with the discussion of 2019 compensation decisions in next year’s proxy statement.

CEO Employment Agreement. On January 7, 2019, Mr. Dauch began his appointment as Chief Executive Officer. Mr. Dauch’s employment agreement remains in effect until the date specified by one party to the other by means of a written notice. The agreement sets forth the terms of Mr. Dauch’s compensation, which includes: (1) a base salary of $1,100,000 per year; (2) a target award under the Annual Incentive Plan for 2019 equal to 125% of base salary; (3) an equity award under the Long-Term Incentive Plan for the performance period 2019-2021 valued at $5,500,000 in the form of time-based RSUs and performance-based RSUs; and (4) a one-time inducement award of a non-qualified stock option to purchase ordinary shares of the Company, which option had an approximate value of $5,000,000 (determined on a Black-Scholes basis) at an exercise price equal to the

COMPENSATION DISCUSSION & ANALYSIS

fair market value of an ordinary share (determined as the average of the high and low trading prices for an ordinary share on the grant date). The option becomes exercisable in equal parts annually over a 5 year period commencing on the first anniversary of the grant, subject to continued employment through the applicable vesting date (and accelerated vesting upon termination of employment in limited circumstances). The option will be exercisable (subject to vesting) for a period of 10 years after the grant date, subject to earlier expiration in the event of termination of employment.

The agreement also provides for Mr. Dauch’s participation in the benefit package offered to U.S.-based executives of the Company, including the Company’s Change-in-Control Severance Plan (see “Potential Payments Upon Termination or Change In Control”), the Company’s tax equalization program for employees seconded from the United States to the United Kingdom, where the Company’s principal corporate office is currently located, tax preparation assistance, use of an apartment or other appropriate accommodations while Mr. Dauch is in London on Company business (for a period of up to twelve months after his employment commencement date), expense reimbursements, and a one-time perquisite allowance of $40,000. Mr. Dauch has waived his right to receive benefits under the Change-in-Control Severance Plan in the event that a change in control occurs as a result of a transaction between the Company and American Axle (or any of its affiliates). Mr. Dauch is not entitled to severance benefits under the Company’s Executive Severance Plan; however, if his employment is terminated as a result of termination by the Company without cause or by him for good reason, he will be entitled to the following: (1) a cash severance payment in an amount equal to (A) the sum of (I) his base salary plus (II) his target annual bonus for the year in which his termination occurs, (B) divided by 12 and (C) multiplied by 18, and (2) a prorated portion of his then outstanding long-term incentive awards based on the portion of the vesting or performance period, as applicable, elapsed prior to this termination date. The foregoing severance benefits are subject to the signing of a general release.

In connection with his employment, Mr. Dauch also entered into a Confidentiality and Noninterference Agreement that includes confidentiality provisions (that apply during employment and indefinitely thereafter), non-solicitation and non-interference provisions (that apply during employment and for twenty four months after termination) and non-competition provisions (that apply during employment and for twelve months after termination).

COMPENSATION COMMITTEE REPORT

We, the undersigned members of the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018.

Respectfully submitted,

David S. Haffner (Chair)

MaryAnn Wright

Hari N. Nair(1)

(1)

Although Mr. Nair acted as part of the Compensation Committee and reviewed and approved this Compensation Discussion and Analysis, Mr. Nair did not serve on the Committee during his tenure as Interim CEO, and did not participate as a Committee or Board member in the determination of the terms of his Employment Agreement or the approval of any payments of salary or awards of ordinary shares made to him.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, Hari N. Nair, prior to his appointment as Interim CEO, was an independent director and served on the Company’s Compensation Committee. Upon his appointment as Interim CEO in October of 2018, Mr. Nair stepped down from his service on the Compensation Committee while continuing to serve as a management director on the Board. Accordingly, at no time did any member of the Company’s Compensation Committee simultaneously serve during the fiscal year or at any other time as an officer or employee of the Company, nor have any other relationship required to be disclosed by the Company to comply with the disclosure rules of the Securities and Exchange Commission. No executive officer of the Company served as a member of the compensation committee (or the board of directors or other board committee performing similar functions) of another entity, one of whose executive officers served as a director of the Company.

2018 SUMMARY COMPENSATION TABLE

The table below sets forth specified information regarding the compensation of the individuals (NEOs) who served for 2018 as President and Chief Executive Officer (Liam Butterworth until his resignation in October 2018, and thereafter, Hari Nair as Interim Chief Executive Officer), Chief Financial Officer (Vivid Sehgal), and our next three most highly compensated executive officers (Michael J.P. Clarke, Mary E. Gustanski, and James D. Harrington). Our NEOs are parties to offer letters or employment agreements that generally describe the compensation and benefits initially provided to them upon employment, and the terms of which are reflected in the tables and explanatory notes following.

Name and Principal Position	Year	Salary (2)(4)	Bonus (2)(5)	Stock Awards (6)	Non-Equity Incentive Plan Compensation (4)(7)	All Other Compensation (8)	Total (4)
		($)	($)	($)	($)	($)	($)
Liam Butterworth(1)(2) President and Chief Executive Officer	2018 2017 2016	752,610 640,962 578,689	— — 865,800	4,850,906 7,628,636 1,255,157	— 754,060 527,058	606,061 97,076 85,884	6,209,576 9,120,734 3,312,558
Hari N. Nair(3) Interim Chief Executive Officer	2018	598,179	—	498,145	—	39,952	1,136,276
Vivid Sehgal(1)(2) Chief Financial Officer	2018 2017	621,425 134,706	— 193,500	2,789,824 963,058	248,570 143,327	95,155 14,161	3,754,974 1,448,752
Michael J.P. Clarke(1) Senior Vice President and Chief Human Resources Officer	2018 2017	522,975 470,202	— —	998,447 343,949	157,066 318,195	153,899 57,720	1,832,386 1,190,066
Mary E. Gustanski Senior Vice President and Chief Technology Officer	2018 2017	425,000 363,360	— —	998,447 312,641	127,500 225,699	60,401 43,172	1,611,347 944,872
James D. Harrington(2) Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	2018 2017	582,500 143,750	307,406 275,000	2,088,153 1,113,546	233,000 152,950	197,112 25,134	3,408,172 1,710,380

(1)

Each of Messrs. Clarke and Sehgal are, and Mr. Butterworth was, a UK employee (paid in Pounds). Each of their respective salary, bonus and other compensation items were paid in Pounds. U.S. Dollar amounts in this Proxy Statement have been converted from Pounds at a rate of 1.34 Dollars to one Pound. The exchange rate used was calculated by averaging exchange rates for each calendar month in 2018.

(2)

2018 amounts reflect partial year of service for Mr. Butterworth and do not include amounts which may become payable to Mr. Sehgal in 2020 under the Retention Agreement; 2017 amounts reflect partial year of service for Messrs. Harrington and Sehgal. Messrs. Harrington and Sehgal each received hiring bonuses under their respective offer letters when they joined the Company in 2017. In addition, in accordance with the terms of his offer letter, Mr. Harrington became entitled to a bonus in March 2018 equal to the target bonus amount forfeited, prorated to the date of his termination from his prior employer.

(3)

Reflects the sum of amounts received as a non-employee director for his Board service prior to his appointment as Interim CEO on October 2018 and amounts earned under his Employment Agreement as Interim CEO from October 2018 through December 31, 2018. Of the total salary amount, $80,652 is attributable to non-employee director fees earned or paid in cash and $517,527 is attributable to monthly base salary earned or paid under his Employment Agreement. Of the total stock awards, $157,275 is attributable to RSUs awarded to him in April 2018 and which vest in April 2019, in respect of his service as a non-employee director and $340,870 is attributable to the grant of shares earned under his Employment Agreement.

EXECUTIVE COMPENSATION TABLES

(4)

Base salary and annual incentive awards are eligible for deferral under the SRESP. During 2017, Ms. Gustanski was the only NEO who participated in the SRESP. During 2018, Ms. Gustanski and Messrs. Harrington and Nair participated in the SRESP. Total base salaries and annual incentive awards, including the deferred portions, are presented in this 2018 Summary Compensation Table. Company contributions to the SRESP are displayed in the “All Other Compensation” column, see Note 8.

(5)	Mr. Butterworth received a bonus payment in 2016 related to becoming an officer in 2014.

(6)

For assumptions used in determining the fair value of these awards, see Note 21 Share-Based Compensation to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The award values reflected in the “Stock Awards” column are the grant date fair values of the NEOs’ respective long-term incentive awards determined in accordance with FASB ASC Topic 718. The 2018 grant date for accounting purposes for the annual awards given to NEOs other than Mr. Nair under the LTIP was set at February 28, 2018, as approved by the Board of Directors and Compensation Committee.

The 2018 grant date for accounting purposes for the Founders Grant award granted to the NEOs other than Messrs. Butterworth and Nair was set at February 28, 2018, also as approved by the Board of Directors and Compensation Committee. $1,334,533, $513,317, $513,317 and $923,901 of the total amounts shown above for Messrs. Sehgal and Clarke, Ms. Gustanski and Mr. Harrington, respectively, is attributable to the Founders Grant and the remaining is attributable to the annual award given under the LTIP. These award values include the value of performance-based RSUs based on target performance. Assuming maximum performance achievement and based on grant date share price, for the NEOs’ performance-based RSUs granted in 2018, the values in the “Stock Awards” column would be $8,512,550, $4,913,632, $1,759,003, $1,759,003 and $3,676,794 for Messrs. Butterworth, Sehgal and Clarke, Ms. Gustanski and Mr. Harrington, respectively.

The amount shown for Mr. Nair is the grant date fair value of the restricted stock unit awards granted to him for his service as a non-employee director ($159,000 of the total amount shown) using a grant date of April 26, 2018, and the ordinary shares of stock ($340,870 of the total amount shown) issued to him pursuant to his Employment Agreement using a grant date of January 5, 2019.

(7)

The “Non-Equity Incentive Plan Compensation” column reflects payments made under our Annual Incentive Plan. Mr. Butterworth’s awards were forfeited upon his resignation in October 2018. Mr. Nair did not participate in the Annual Incentive Plan.

(8)	Amounts reported in the “All Other Compensation” column for 2018 reflect the following:

Name	Company Contributions(a)	Life Insurance(b)	Relocation Costs	Tax Equalization and Gross-Up Payments(c)	Other(d)	Total
	($)	($)	($)	($)	($)	($)
Liam Butterworth	86,637	1,650	—	—	517,773	606,061
Hari N. Nair	38,706	1,246	—	—	—	39,952
Vivid Sehgal	74,571	2,167	—	—	18,417	95,155
Michael J.P. Clarke	62,757	2,167	34,670	38,266	16,080	153,899
Mary E. Gustanski	48,802	931	—	—	10,667	60,401
James D. Harrington	55,159	1,321	98,622	25,108	16,902	197,112

(a)

For Ms. Gustanski and Messrs. Harrington and Nair, this column reflects Company contributions to both the qualified SRSP and non-qualified SRESP. For all SRSP participants, the Company provides a contribution of 4% of base salary and annual incentive award payment. The Company also provides a matching contribution equal to 50% of the participant’s contributions to the program up to 7% of the participant’s base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution of 3.5% of each participant’s base salary. For Messrs. Butterworth, Clarke and Sehgal, this column reflects contributions to the Company’s defined contribution plan for eligible employees in the U.K., which is a matching contribution based on

EXECUTIVE COMPENSATION TABLES

the level of employee contributions, up to a maximum of 12% of base salary assuming an employee contribution of at least 4%.

(b)	This column reflects the aggregate incremental cost for each NEO for premium payments made regarding his life insurance policy.

(c)

This column reflects tax gross-ups as reimbursement for additional taxes or expenses incurred due to expatriate status and relocation, consistent with the Company’s expatriate policy and relocation provisions, applicable to all salaried employees.

(d)

This amount principally represents Company-provided automobile and related expenses. In the case of Mr. Butterworth, it includes an additional $482,493 representing the Company’s payment of six month’s base salary net of holiday pay, which the Company elected to make in lieu of the six month notice period under the terms of his employment agreement when accepting Mr. Butterworth’s resignation in October 2018.

EXECUTIVE COMPENSATION TABLES

2018 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the threshold, target and maximum award payout opportunities (or full award opportunity, as applicable) for plan-based awards that were granted to our NEOs in 2018. Mr. Nair did not participate in the LTIP and instead earned a fixed number of shares for his three months of service as Interim CEO from October 2018, which was paid to him on January 5, 2019, shown in the column labeled “All Other Stock Awards.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
			($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Liam Butterworth			623,656	1,247,311	2,494,623
	02/28/2018								24,906	1,189,262
	02/28/2018					37,358	74,716	149,432		3,661,644
Hari N. Nair			—	—	—
	04/26/2018								3,211	157,275
	01/05/2019								23,220	340,870
Vivid Sehgal			249,798	499,596	999,192
	02/28/2018								7,472	356,788
	02/28/2018	(5)							6,476	309,229
	02/28/2018					11,208	22,415	44,830		1,098,503
	02/28/2018	(5)				9,713	19,426	38,852		1,025,304
Michael J.P. Clarke			159,548	319,097	638,194
	02/28/2018								2,491	118,945
	02/28/2018	(5)							2,491	118,945
	02/28/2018					3,736	7,472	14,944		366,184
	02/28/2018	(5)				3,736	7,472	14,944		394,372
Mary E. Gustanski			135,000	270,000	540,000
	02/28/2018								2,491	118,945
	02/28/2018	(5)							2,491	118,945
	02/28/2018					3,736	7,472	14,944		366,184
	02/28/2018	(5)				3,736	7,472	14,944		394,372
James D. Harrington			236,000	472,000	944,000
	02/28/2018								5,978	285,450
	02/28/2018	(5)							4,483	214,063
	02/28/2018					8,966	17,932	35,864		878,802
	02/28/2018	(5)				6,725	13,449	26,898		709,838

(1)

These columns show the threshold, target and maximum awards payable to our NEOs under our Annual Incentive Plan. The final award is determined by both Corporate and Division performance, as well as individual performance, as determined by the Compensation Committee.

(2)

These columns show the threshold, target and maximum number of RSUs, possible under the performance-based RSUs granted in 2018 pursuant to our Long-Term Incentive Plan. Except for the Founders Grant awards granted to each NEO,

EXECUTIVE COMPENSATION TABLES

other than Messrs. Butterworth, and Nair, on February 28, 2018, the actual payouts will be based on three performance metrics (Average Return on Net Assets, Cumulative Net Income and relative TSR) during the performance period from January 1, 2018 through December 31, 2020. The performance-based RSUs granted as part of the Founders Grant vest in December 2020 (together with the time-based RSUs granted the same date) and will be measured based upon the Company’s total relative shareholder return from January 1, 2018 through December 31, 2020.

(3)

This column shows the number of time-based RSUs granted to our NEOs (other than Mr. Nair) in 2018 pursuant to our Long-Term Incentive Plan excluding dividend equivalents. These time-based RSUs vest ratably over three years on the first, second and third anniversary dates of the date of grant. With respect to Mr. Nair, this column shows 3,211 time-based RSUs, exclusive of dividend equivalents, attributable to his service as a non-employee director which vest on April 24, 2019, and 23,220 ordinary shares issued to Mr. Nair on January 5, 2019 as compensation for his service as Interim CEO during 2018.

(4)

This column reflects the grant date fair value of each award determined in accordance with FASB ASC Topic 718, including, for performance-based awards, the target outcome of the performance conditions, excluding the effect of estimated forfeitures and dividend equivalents. Except for the performance-based RSUs based on relative TSR (generally 25% of the performance-based RSUs other than those under the Founders Grant which were based solely on relative TSR), the grant date value for the equity awards was determined based on the grant date closing price of our stock as quoted on the New York Stock Exchange. If the grant is issued on a non-trading day, the grant date closing price was deemed to be the closing price of our stock on the last preceding date on which any reported sale occurred. The grant date closing price for awards made in February 2018 was $47.75, for awards made in April 2018 was $48.98, and for awards made in January 2019 was $14.68. The grant date fair value for the relative TSR performance-based RSUs granted in February 2018 was determined using a Monte Carlo simulation and was based on a price of $52.78.

(5)	Represents the Founders Grants.

EXECUTIVE COMPENSATION TABLES

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The values displayed in the table below reflect each NEO’s outstanding long-term incentive awards, inclusive of dividend equivalents, as of December 31, 2018, including the value of any such long-term incentive awards that were converted from Aptiv long-term incentive awards to Delphi Technologies long-term incentive awards. The market values are calculated using a share price of $14.32, the December 31, 2018 closing price of our stock. The performance-based RSUs granted in 2017 and 2018 and labeled with performance periods 01/01/2017-12/31/2019 and 01/01/2018-12/31/2020 are presented at the maximum level of performance (200% of target performance). Mr. Butterworth had no awards outstanding at fiscal year-end. Mr. Nair did not participate in the Company’s long-term incentive plan but instead received a monthly allotment of shares which were fully vested at issuance. Mr. Nair did receive for his performance as an independent director an award of restricted stock units that will vest in April of 2019.

	Stock Awards

Name	Restricted Stock Unit Grant Date or Performance Period(1)	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
		(#)	($)	(#)	($)
Hari N. Nair	04/26/2018	3,267	46,788
Vivid Sehgal	10/16/2017	3,374	48,310
	02/28/2018	7,603	108,875
	02/28/2018(6)	6,590	94,363
	01/01/2017-12/31/2019			30,360	434,753
	01/01/2018-12/31/2020			45,616	653,224
	01/01/2018-12/31/2020(6)			39,533	566,117
Michael J.P. Clarke	02/28/2016	1,206	17,264
	02/28/2017	3,019	43,228
	02/28/2018	2,535	36,297
	02/28/2018(6)	2,535	36,297
	01/01/2017-12/31/2019			9,047	129,557
	01/01/2018-12/31/2020			15,206	217,751
	01/01/2018-12/31/2020(6)			15,206	217,751
Mary E. Gustanski	02/28/2016	952	13,627
	02/28/2017	2,743	39,274
	02/28/2018	2,535	36,297
	02/28/2018(6)	2,535	36,297
	01/01/2017-12/31/2019			8,224	117,774
	01/01/2018-12/31/2020			15,206	217,751
	01/01/2018-12/31/2020(6)			15,206	217,751
James D. Harrington	02/28/2018	6,083	87,106
	02/28/2018(6)	4,562	65,322
	01/01/2017-12/31/2019			46,707	668,839
	01/01/2018-12/31/2020			36,493	522,579
	01/01/2018-12/31/2020(6)			27,370	391,934

EXECUTIVE COMPENSATION TABLES

(1)

To better understand the information in this table we included the time-based RSU award grant dates and the performance periods of our performance-based RSU awards. All shares include dividend equivalents.

(2)	This column shows the unvested time-based RSU awards as of December 31, 2018:

•	Units granted on 2/28/2016 vest 2/28/2019.

•	Units granted on 2/28/2017 and 10/16/2017 vest ratably on 2/28/2019 and 2/28/2020

•	Units granted on 2/28/2018 vest in one third increments on 2/28/2019, 2/28/2020 and 2/28/2021

•	Units granted on 4/26/2018 vest on 4/24/2019.

(3)	The amount shown represents the market value of awards using a per share price of $14.32, the closing price of our stock on December 31, 2018.

(4)	RSUs represent maximum performance level.

(5)

Of the awards reflected in this column, the 2017-2019 performance-based RSUs will be settled in early 2020 after the results for the three-year performance period are determined and the 2018-2020 performance-based RSUs will be settled in early 2021 after the results for the three-year performance period are determined. The Founders Grant performance-based RSUs granted to the NEOs in February 2018 will be settled in early 2021 after the results for the three-year performance period beginning on January 1, 2018 are determined.

(6)	Represents the Founders Grant awards.

EXECUTIVE COMPENSATION TABLES

2018 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding vested stock awards during 2018 for our NEOs. The value realized on vesting is equal to the market price of the underlying shares on the date of vest.

Name	Stock Awards

	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(1)
	(#)	($)(1)
Liam Butterworth	10,352	526,606
Hari N. Nair	4,149	102,884
Vivid Sehgal	1,658	84,342
Michael J.P. Clarke	9,309	362,249
Mary E. Gustanski	6,457	240,590
James D. Harrington	—	—

(1)

For NEOs other than Mr. Nair, the shares and values listed in these columns include performance-based RSUs for the 2016 through 2018 performance period, which were settled on February 28, 2019. For more information on the number of shares issued see “Compensation Discussion & Analysis –2016-2018 Performance-Based RSUs.”

EXECUTIVE COMPENSATION TABLES

NON-QUALIFIED DEFERRED COMPENSATION

The SRESP is a non-qualified deferred compensation program available to all US-based employees whose compensation exceeds the IRS thresholds, including certain of the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits. Employees who were eligible for SRESP deferrals in 2018 were permitted to defer additional income above $275,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2017, into a SRESP deferral account. Ms. Gustanski, and Messrs. Harrington and Nair were the only NEOs eligible to participate in 2018. Eligible employees also received the following benefits:

•

All SRESP-eligible employees receive a Company contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP; and

•

Eligible employees who made deferral contributions under the SRESP received an additional Company matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by the Company of 3.5% of each eligible employee’s base salary.

Investment Options. Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a small selection of index mutual funds and do not offer any guaranteed or above-market returns.

Deferral Election Process. The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2018 plan, deferral elections were required to be made by December 2017. During this process, eligible employees were allowed to make deferral elections related to their 2018 base salary and any annual incentive award based on 2018 performance that would be scheduled to be paid in 2019 (but no later than March 15, 2019).

Distributions. Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting. All employee deferrals and Company contributions are immediately vested.

EXECUTIVE COMPENSATION TABLES

2018 Non-Qualified Deferred Compensation

During 2018, Mr. Nair, Ms. Gustanski and Mr. Harrington were each eligible to defer a portion of his/her salary and annual incentive awards as permitted under the SRESP. The values displayed in the table below include contributions to each’s SRESP account during 2018 and contributions by the Company during 2018, as well as the aggregate balance in such account at the end of 2018.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals Distributions(4)	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Hari N. Nair	16,876	18,081	20	—	34,977
Mary E. Gustanski	26,299	28,177	393	42,814	54,684
James D. Harrington	32,232	34,534	(2,795)	—	63,787

(1)	Total salary and annual incentive award, including these deferred amounts, is reported in the “2018 Summary Compensation Table”.

(2)	Contributions to each SRESP account, along with contributions to a qualified SRSP account, are disclosed in the “All Other Compensation” column in the “2018 Summary Compensation Table”.

(3)	Aggregate earnings represent change (including losses) in market value less any fee paid by the NEO, but none of these amounts are disclosed in the “2018 Summary Compensation Table”.

(4)	The withdrawals were made in accordance with the deferral election process described in this section.

EXECUTIVE COMPENSATION TABLES

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Plan and Change in Control Provisions

The Company maintains an Executive Severance Plan for qualifying employees. During 2018, the only applicable change in control provisions were (i) the Executive Change in Control Severance Plan (“Change in Control Plan”) adopted upon completion of the Spin-Off in November 2017 for qualifying employees, and (ii) those provided in the Company’s incentive plans. Each executive who participates in the annual Long-Term Incentive Plan equity grant must sign a grant agreement, as well as a non-interference and confidentiality agreement, described above in the “Compensation Discussion and Analysis” section. The non-interference agreement includes both non-compete and non-solicitation covenants.

The following definitions are applicable to the discussion of these arrangements:

•

“Qualifying Separation” means a separation of employment, including following a Change in Control, but in any event not by the Company for Cause and not as a result of a voluntary termination by the executive.

•

“Change in Control” means a change in ownership or control of the Company resulting in (i) any person or group other than the Company or an employee benefit plan acquiring securities of the Company possessing more than 50% of the total combined voting power of the Company’s equity securities outstanding after such acquisition; (ii) the majority of the board as of the date of the Spin-Off is replaced by persons whose election was not approved by a majority of the incumbent board; or (iii) the sale of all or substantially all of the assets of the Company, in one or a series of related transactions, to any person or group other than the Company.

•

“Cause” means with respect to any executive (i) the indictment for a felony or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to the Company or on the business or reputation of the Company; (ii) being the subject of any order regarding a fraudulent violation of securities laws; (iii) conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of the Company; (iv) willful violation of the Company’s Code of Ethical Business Conduct or other material policies; (v) willful neglect in the performance of duties, or willful or repeated failure or refusal to perform these duties; or (vi) material breach of any applicable employment agreement.

•

“Good Reason” means with respect to any executive (i) a material diminution in base salary; (ii) a material diminution in authority, duties or responsibilities from those in effect immediately prior to the Change in Control; (iii) relocation of the executive’s principal place of employment more than 50 miles from the location immediately prior to the Change in Control; or (iv) any other action or inaction that is a material breach by the Company of any agreement under which the executive provides services to us.

Executive Severance Plan. The Executive Severance Plan provides for severance benefits in the event of a Qualifying Separation of an Eligible Executive’s employment. Pursuant to the Executive Severance Plan, an Eligible Executive who incurs a Qualifying Separation would be entitled to receive severance payments during the applicable severance period, unless and until the Eligible Executive is employed by another employer. The Executive Severance Plan also provides a COBRA subsidy for a period of up to 18 months following a Qualifying Separation for U.S. Executives.

EXECUTIVE COMPENSATION TABLES

Change in Control Plan. Pursuant to the Change in Control Plan, an eligible executive who incurs a Qualifying Separation would be entitled to receive a lump sum cash payment in an amount equal to the sum of (a) three times base salary in the case of the CEO and two times base salary in the case of an eligible executive other than the CEO; and (b) in the case of the CEO, three times the higher of the CEO’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control, or in the case of an eligible executive other than the CEO, two times the higher of the eligible executive’s target annual cash incentive award opportunity for the year in which the separation occurs or in effect immediately prior to the Change in Control. In addition, an eligible executive who incurs a Qualifying Separation is also entitled to receive a lump sum payment representing the sum of 36 monthly COBRA premiums for the CEO and 24 monthly COBRA premiums for eligible executives other than the CEO.

Annual Incentive Plan. In the event of a Change in Control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15 of the calendar year following the year in which a change in control occurs.

If involuntarily terminated without Cause, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Long-Term Incentive Plan. An equity award must be outstanding for one year in order to receive any benefit at termination. Upon a termination without Cause, for Good Reason or due to death or disability, the time-based RSUs will be prorated over the period between the grant date and termination date. Any unvested pro-rata awards will be delivered at the next scheduled vesting date.

Upon a termination without Cause, for Good Reason or due to retirement, death or disability, any outstanding performance-based RSUs will be prorated over the period between the grant date and termination date. The final performance payout will be determined at the end of the performance period and shares will be distributed at the time of the general distribution.

If an executive voluntarily departs (with the exception of the retirement provisions discussed above) or is terminated for Cause, or in the event of any termination prior to the first anniversary of the grant date, all outstanding unvested equity awards will be canceled.

Upon a Qualifying Separation within two years after a Change in Control, or upon a Change in Control if a replacement award is not provided, outstanding unvested equity awards will vest as follows:

•	Time-based RSUs will vest in full; and

•

After a determination by the Compensation Committee of the Company’s performance at the time of the Change in Control, the number of performance-based RSUs that will vest will be equal to the greater of (a) the performance-based RSUs earned through the change in control date, or (b) 100% of the performance-based RSUs granted.

A replacement award is an award with respect to the stock of Delphi Technologies or its successor that is at least equal in value to the outstanding award, is a publicly traded security and has no less favorable terms than the outstanding award. A qualifying termination after a change in control includes any termination by the Company without cause, or by the NEO for good reason, or due to death or disability.

EXECUTIVE COMPENSATION TABLES

The following table describes the payments each NEO (other than Mr. Butterworth whose employment terminated pursuant to his voluntary resignation in October 2018 and other than Mr. Nair, who did not receive any severance or other termination benefits in connection with the termination of his Employment Agreement in January 2019) would have earned on December 31, 2018, subject to review and approval by the Compensation Committee, had his or her employment terminated on such date under various scenarios, including a Qualifying Separation of employment after a Change in Control of the Company.

Potential Payments upon Termination or Change in Control

		Termination Scenario (as of 12/31/2018)

Name	Element	Voluntary Resignation / Retirement (if eligible)(6)	Involuntary (not for Cause)	Change in Control and Termination	Death/ Disability
Vivid Sehgal(1)	Cash Severance(2)	$0	$2,123,100	$3,743,160	$0
	Annual Incentive Plan(3)	$0	$248,570	$498,480	$248,570
	Long-Term Incentives
	Time-based Restricted Stock Units(4)(5)	$0	$4,026	$251,559	$4,026
	Performance-based Restricted Stock Units(4)(5)	$0	$82,804	$812,087	$82,804
	Total	$0	$2,458,500	$5,305,287	$335,400
Michael J.P. Clarke(1)	Cash Severance(2)	$0	$795,960	$1,698,048	$0
	Annual Incentive Plan(3)	$0	$157,066	$318,384	$157,066
	Long-Term Incentives
	Time-based Restricted Stock Units(4)(5)	$0	$32,405	$133,104	$32,405
	Performance-based Restricted Stock Units(4)(5)	$0	$86,639	$328,128	$86,639
	Total	$0	$1,072,070	$2,477,665	$276,110
Mary E. Gustanski	Cash Severance(2)	$0	$689,300	$1,452,711	$0
	Annual Incentive Plan(3)	$127,500	$127,500	$270,000	$127,500
	Long-Term Incentives
	Time-based Restricted Stock Units(4)(5)	$0	$27,727	$125,515	$27,727
	Performance-based Restricted Stock Units(4)(5)	$73,037	$73,037	$311,689	$73,037
	Total	$200,537	$917,564	$2,159,915	$228,264
James D. Harrington	Cash Severance(2)	$0	$601,984	$2,147,968	$0
	Annual Incentive Plan(3)	$0	$233,000	$472,000	$233,000
	Long-Term Incentives
	Time-based Restricted Stock Units(4)(5)	$0	$0	$152,436	$0
	Performance-based Restricted Stock Units(4)(5)	$0	$127,388	$776,946	$127,388
	Total	$0	$962,373	$3,549,351	$360,388

EXECUTIVE COMPENSATION TABLES

(1)

Messrs. Clarke and Sehgal are UK employees (paid in Pounds). Dollar amounts in this Proxy Statement have been converted from Pounds at a rate of 1.34 Dollars to one Pound. The exchange rates used were calculated by averaging the applicable exchange rate for each calendar month in 2018.

(2)

In the case of a qualifying termination, NEO’s are eligible to receive severance payments equal to 18 months of base salary in the case of two or more years of continuous service and 12 months of base salary for continuous service of less than 2 years.

(3)

In all scenarios except a voluntary termination or an involuntary termination for cause, the NEO would receive a prorated annual incentive award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, the award is forfeited in its entirety. For each NEO, annual incentive award payments are subject to performance assessment and will be paid after the conclusion of the performance period. Under a change in control, the payment of the annual incentive award would be at the greater of target or actual; target is reflected above.

(4)	The value shown is based on the market value of the award using a per-share price of $14.32, the closing price of our stock on December 31, 2018.

(5)

In the event of a qualifying termination within two years after a change in control the NEOs’ awards will vest as described under “Long-Term Incentive Plan”. Also as described under “Long-Term Incentive Plan”, if at the time of a change in control the NEOs do not receive replacement awards, their awards will vest upon the change in control regardless of whether their employment is terminated. The performance-based RSUs included represent a 100% payout of each award.

(6)	As of December 31, 2018, Ms. Gustanski is the only NEO eligible to retire.

As required by Section 409A of the Internal Revenue Code, all US-based NEOs who have elected to participate in the SRESP (Ms. Gustanski and Mr. Harrington) must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2018 would be made within 60 days after July 1, 2019. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of Mr. Cantie, Chair, Mr. Adams and Ms. Connors. All of the members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has determined that each of Mr. Cantie and Mr. Adams qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter is available on the Company’s website at delphi.com by clicking on the tab “Investors” and then the caption “Governance Documents” under the heading “Corporate Governance.”

Primary Responsibilities

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s independent auditor and internal audit function, and the Company’s code of business conduct and ethics.

The Audit Committee has the sole authority and responsibility to hire, evaluate and, where appropriate, replace the Company’s independent auditor. In addition, in its capacity as a committee of the Board, the Audit Committee is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. Furthermore, in connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee is directly involved in the selection of the new lead engagement partner.

Required Disclosures and Discussions

The Audit Committee engaged Ernst & Young LLP (“EY”) as our independent auditor for the year ended December 31, 2018. The Audit Committee also discussed with EY those matters required to be discussed by EY with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Committee also received the written disclosures and letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Committee concerning independence. In addition, the Committee discussed EY’s independence with EY.

The Audit Committee also considered with EY whether the provision of non-audit services provided by EY to the Company during 2018 was compatible with EY’s independence and concluded that such non-audit services did not affect EY’s independence. The Committee concluded that EY was independent from the Company and management.

Roles and Responsibilities

In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of the independent auditor, which is responsible for performing an audit of the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018 and has met and held discussions with management and EY. Management

REPORT OF THE AUDIT COMMITTEE

represented to the Audit Committee that the Company’s consolidated financial statements for fiscal year 2018 were prepared in accordance with accounting principles generally accepted in the United States of America.

Based upon the Audit Committee’s discussions with management and EY and the Audit Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC.

Respectfully submitted,

Joseph S. Cantie (Chair)

Robin J. Adams

Nelda J. Connors

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, except as otherwise prohibited pursuant to the Securities Exchange Act of 1934, as amended. The Chair of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting. These services are actively monitored by the Committee to maintain the appropriate objectivity and independence in Ernst & Young LLP’s (“EY”) core work, which is the audit of the Company’s consolidated financial statements and internal controls.

The following table represents fees paid to EY for audit, audit-related, tax and other professional services. Prior to the separation of the Company from Aptiv in December 2017, Aptiv paid all audit, audit-related, tax and other fees of EY. As a result, the amounts reported for 2017 are not directly comparable with the fees the Company paid as a stand-alone Company in 2018 or the fees the Company would expect to pay its auditors and their related affiliates in future years.

($ in thousands)	2018	2017
Audit fees(1)	$5,100	$14,000
Audit-related fees(2)	300	4,700
Total audit and audit related fees	5,400	18,700
Tax fees(3)	1,300	4,100
All other fees(4)	—	100
Total fees	$6,700	$22,900

(1)

Audit Fees — Audit fees billed are related to EY’s audit of and certain accounting consultations in connection with the audit of the annual financial statements, including the audit of the Company’s internal control over financial reporting, timely interim reviews of the quarterly financial statements, statutory or other required audits, audit services performed in connection with registration statements and issuance of comfort letters and consents.

(2)

Audit-Related Fees — Audit-related services consisted primarily of employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, and other attest services.

(3)	Tax Fees — Tax fees primarily represent fees for tax planning services and tax-related compliance.

(4)	All Other Fees — All other fees relate to advisory services at certain international locations.

APPOINTMENT OF AND PAYMENT TO AUDITORS (PROPOSAL 11)

SUMMARY

At the Annual Meeting, shareholders will be asked to reappoint Ernst & Young LLP, a registered public accounting firm, as the Company’s auditors for the period ending with the Annual Meeting of the Company to be held in 2020 and to authorize the directors to determine the fees to be paid to the auditors.

Shareholders will also be asked to ratify the appointment of Ernst & Young LLP as the Company’s auditors for purposes of U.S. securities law reporting for the fiscal year ending December 31, 2019.

The Audit Committee of our Board has appointed EY as our auditors. As part of its annual evaluation of the independent auditor, the Audit Committee considered, among other things:

•	EY’s historical and recent performance on the Company’s audit;

•	EY’s global capabilities, technical expertise, and knowledge of the Company’s global operations and industry;

•	External data on audit quality and performance, including PCAOB reports on EY and its peer firms; and

•	The appropriateness of EY’s fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms.

Based on its evaluation, the Audit Committee and the Board believe that retaining Ernst & Young LLP (“EY”) to serve as the Company’s independent auditor for the fiscal year ending December 31, 2019 is in the best interests of the Company and its shareholders.

A representative of EY will be present at the Annual Meeting with the opportunity to make a statement if the firm desires and to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the re-appointment of EY as our auditors, to ratify their appointment as our independent registered public accounting firm and to authorize the directors to determine the fees to be paid to the auditors.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 12)

SUMMARY

At the Annual Meeting, shareholders will be asked to approve, on a non-binding advisory basis, the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. The Compensation and Human Resources Committee (the “Compensation Committee”) intends to consider the outcome of the say-on-pay vote and other shareholder feedback when making future compensation decisions for our NEOs.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, we are providing shareholders with the opportunity to cast an advisory, non-binding vote on the compensation of our named executive officers as disclosed in this proxy statement. This annual vote is consistent with the overwhelming shareholder approval at the 2018 Annual meeting of the Board’s recommendation that an advisory, non-binding vote on executive compensation occur each year.

Our executive compensation programs are designed to align executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi Technologies and to ensure that the majority of compensation opportunities are a result of pay-for-performance.

The Company is presenting Resolution 12, which gives shareholders the opportunity to approve or not approve our compensation program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board and Compensation Committee intend to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers as disclosed in the proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, on an advisory, non-binding basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table sets forth information as of February 28, 2019 concerning beneficial ownership of Delphi Technologies ordinary shares by each director, nominee and each of the executive officers named in the Summary Compensation Table.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Robin J. Adams	14,319	*
Joseph S. Cantie	25,898	*
Nelda J. Connors	7,130	*
Gary L. Cowger	19,240	*
Richard F. Dauch	0	*
David S. Haffner	7,377	*
Helmut Leube	10,630	*
Timothy M. Manganello(2)	44,931	*
Hari N. Nair	22,468	*
MaryAnn Wright	7,315	*
Vivid Sehgal	4,277	*
Michael J.P. Clarke	10,850	*
Mary E. Gustanski	11,990	*
James D. Harrington	2,506	*
Officers and directors as a group (14 persons)	188,931	*

*	Less than 1%.

(1)

Includes those unvested RSUs and accrued dividend equivalents which represent a right to receive the Company’s Ordinary Shares received pursuant to the Delphi Technologies Long-Term Incentive Plan, which are issuable within 60 days of February 28, 2019. See “Director Compensation – 2018 Non-Employee Director Compensation Table.”

(2)	Includes 5,333 ordinary shares owned by the Timothy M. Manganello Living Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than ten percent (10%) of ordinary shares to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers, and written representations of our directors and executive officers, we believe there were no late filings for transactions occurring during 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Principal Shareholders

Set forth in the table below is information about the number of ordinary shares held by persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) we know to be the beneficial owners of more than five percent (5%) of the Company’s ordinary shares (based on 88,491,963 ordinary shares outstanding at December 31, 2018), based on information furnished by the identified persons to the SEC.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of February 28, 2019.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Bank of New York Mellon Corporation(1) 240 Greenwich Street New York, NY 10286	4,636,432	5.2%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	6,022,736	6.8%
Invesco Ltd.(3) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	8,995,386	10.2%
Investec Asset Management(4) Woolgate Exchange 25 Basinghall Street London EC2V 5HA United Kingdom	6,893,131	7.79%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	7,910,100	8.93%
(1)

Represents ordinary shares beneficially owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in their various fiduciary capacities. This information is based on a Schedule 13G/A filed with the SEC on February 4, 2019.

(2)	Represents ordinary shares beneficially owned by BlackRock, Inc. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on February 4, 2019.

(3)	Represents ordinary shares beneficially owned by Invesco Ltd. and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on January 10, 2019.

(4)

Represents ordinary shares beneficially owned by Investec Asset Management and/or certain other non-reporting entities. This information is based on a Schedule 13G filed with the SEC on February 19, 2019.

(5)	Represents ordinary shares beneficially owned by The Vanguard Group and/or certain other non-reporting entities. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2019.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy. Pursuant to this policy, the Company’s executive officers, directors and nominees for directors must promptly disclose any actual or potential material conflict of interest to our General Counsel, who will then assess and communicate the information to the Nominating and Governance Committee for evaluation and appropriate resolution. The Nominating and Governance Committee will generally not approve or ratify a related party transaction unless it has determined that, upon consideration of all relevant information, the related party transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related party transaction that has not been pre-approved under our Related Party Transaction Policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction.

Mr. Chris Gustanski, the brother of Ms. Gustanski, an executive officer of the Company, is employed by the Company but is not an executive officer of the Company. His compensation was established by the Company in accordance with its compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Ms. Gustanski.

Except as identified above, no reportable related party transactions were identified during 2018.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Vote Requirements and Board Recommendations

Agenda Item	Description	Board Recommendation	Vote Requirement for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1.	Election of Directors	FOR	Majority of votes cast	No effect	No effect
2.	Ratification of the selection of EY as independent auditor for 2019 and authorization for directors to determine fees paid to EY	FOR	Majority of votes cast	No effect	Discretionary Vote
3.	Approval, on an advisory basis, of executive officer compensation	FOR	Majority of votes cast	No effect	No effect

Each person elected as director will serve a one-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If a director does not receive a majority of the votes cast for his or her election, then that director will not be elected to the Board, and the Board may fill the vacancy with a different person, or the Board may reduce the number of directors to eliminate the vacancy.

Presentation of Accounts

Under Jersey law, the directors are required to present the accounts of the Company and the reports of the auditors before shareholders at a general meeting. Therefore, the accounts of the Company for the fiscal year ended December 31, 2018 will be presented to the shareholders at the Annual Meeting.

Other Business

We do not know of any other matters to be brought before the Annual Meeting, except those set forth in this Proxy Statement. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Record Date

Only shareholders owning ordinary shares of the Company at the close of business on February 25, 2019 (the record date) may vote at the 2019 Annual Meeting. On that date, 88,531,666 ordinary shares were outstanding. Each ordinary share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Quorum

A quorum will consist of one or more shareholders present in person or by proxy who hold or represent shares of not less than a majority of the total voting rights of all of the shareholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION ABOUT THE MEETING

Voting Prior to the Annual Meeting

If your shares are owned directly in your name in an account with our transfer agent, Computershare Investor Services, you are considered the “shareholder of record” of those shares in your account. If you are a shareholder of record, you may vote by proxy in any of the following ways:

•

By Internet or Telephone - If you have Internet or telephone access, you may submit your proxy by following the voting instructions in the materials you receive. If you vote by Internet or telephone, you should not return your proxy card. If you vote over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on April 23, 2019.

•

By Mail - You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.”

As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under NYSE rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Proposal 11 (“Appointment of and Payment to Auditors”) even if you do not provide voting instructions, because it is considered a routine matter.

Your broker is not permitted to vote on the other Agenda Items if you do not provide voting instructions because those items involve matters that are considered non-routine.

Attending the Annual Meeting

Only shareholders and authorized guests of the Company may attend the Annual Meeting, and all attendees will be required to show a valid form of ID (such as a government-issued form of photo identification). You must also provide proof of share ownership as of the record date, such as a recent brokerage statement or letter from your bank or broker.

Changing Your Vote before the Annual Meeting

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Corporate Secretary of the Company, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

GENERAL INFORMATION ABOUT THE MEETING

Voting at the Annual Meeting

If you are a shareholder of record, you may also vote in person at the Annual Meeting or you may be represented by another person at the Annual Meeting by executing a proxy designating that person. If you hold your shares in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from the street name holder.

Voting Results

The voting results will be published in a current report on Form 8-K, which will be filed with the SEC no later than four business days after the Annual Meeting. The voting results will also be published on our website at delphi.com.

GENERAL INFORMATION ABOUT THE MEETING

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s rules must be received by our Corporate Secretary no later than the close of business on November 16, 2019, 120 days before the one-year anniversary of the mailing date.

If you wish to bring a matter before a general meeting outside the process described above, you may do so by following the procedures set forth in the Company’s Memorandum and Articles of Association and the Companies (Jersey) Law 1991, as amended.

HOUSEHOLDING

Only one copy of each of our annual report to shareholders and this proxy statement have been sent to multiple share-holders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the annual report and proxy statement to any shareholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at Delphi Technologies PLC, 1 Angel Court, 10th Floor, London, EC2R 7HJ, United Kingdom or call +44 (0) 203-057-4300. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

CORPORATE GOVERNANCE INFORMATION

The following documents are available on our website at delphi.com by clicking on the tab “Investors” and then the heading “Corporate Governance”:

•    Memorandum and Articles of Association;

•    Corporate Governance Guidelines;

•    Board Committee Charters; and

•    Code of Ethical Business Conduct.

COST OF PROXY SOLICITATION

We will pay the cost for soliciting proxies for the Annual Meeting. Delphi Technologies will distribute proxy materials and follow-up reminders by mail and electronic means. We have engaged Morrow Sodali LLC (“Morrow”) at 470 West Avenue, Stamford, CT 06902 to assist with the solicitation of proxies. We will pay Morrow an aggregate fee, including reasonable out-of-pocket expenses, of up to $12,000, depending on the level of services actually provided. Certain Delphi Technologies’ employees, officers and directors may also solicit proxies by mail, telephone or personal visits. They will not receive any additional compensation for their services. We will reimburse brokers, banks and other nominees for their expenses in forwarding proxy materials to beneficial owners.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals – The Board recommends a vote FOR all director nominees and FOR Proposals 11 and 12.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Robin J. Adams	☐	☐	☐	02 - Joseph S. Cantie	☐	☐	☐	03 - Nelda J. Connors	☐	☐	☐

04 - Gary L. Cowger	☐	☐	☐	05 - Richard F. Dauch	☐	☐	☐	06 - David S. Haffner	☐	☐	☐

07 - Helmut Leube	☐	☐	☐	08 - Timothy M. Manganello	☐	☐	☐	09 - Hari N. Nair	☐	☐	☐

10 - MaryAnn Wright	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
11. Proposal to re-appoint auditors, ratify independent public accounting firm and authorize the directors to determine the fees paid to the auditors.	☐	☐	☐	12. Say-on-Pay - To approve, by advisory vote, executive compensation.	☐	☐	☐

Authorized Signatures – This section must be completed for your vote to be counted – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

1 U P X

02ZH9A

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Delphi Technologies PLC

Proxy Solicited by Board of Directors for the Annual Meeting of Shareholders – April 25, 2019

James D. Harrington, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Delphi Technologies PLC to be held on April 25, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 11 and 12.

(Items to be voted appear on reverse side)